Exhibit 10.1

Dated: 30 March 2010

BETWEEN

MAX CAPITAL GROUP LTD.
as Guarantor

- and -

MAX UK HOLDINGS LTD.
as Account Party and Applicant

- and -

THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 TO THE APPENDIX
as Banks

- and -

ING BANK N.V., LONDON BRANCH
as Agent

- and -

ING BANK N.V., LONDON BRANCH
as Issuing Bank

- and -

ING BANK N.V., LONDON BRANCH
as Security Trustee

AMENDING AND RESTATING AGREEMENT
RELATING TO A CREDIT FACILITY AGREEMENT
DATED 13 OCTOBER 2008

Credit facility of up to £90,000,000

INDEX

THIS AGREEMENT is made on 30 March 2010

BETWEEN

(1)	MAX CAPITAL GROUP LTD. as Guarantor;

(2)	MAX UK HOLDINGS LTD. as Account Party and Applicant;

(3) THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 TO THE APPENDIX as Banks;

(4) ING BANK N.V., London Branch as Agent;

(5) ING BANK N.V., London Branch as Issuing Bank; and

(6) ING BANK N.V., London Branch as Security Trustee.

WHEREAS

(A)	The parties entered into the Credit Facility Agreement on 13 October 2008.

(B)	In accordance with the Credit Facility Agreement, Max UK has been substituted for Max Capital as Account Party and Applicant.

(C)	Pursuant to a deed of release dated 5 December 2008, the Security Trustee agreed to release all obligations of Max Capital under the Max Capital Security Assignment that was made between them on 6 November 2008.

(D)	Max Capital has formed a wholly owned Bermuda Subsidiary Alterra Holdings Limited which will be amalgamated with Harbor Point Limited pursuant to the Agreement and Plan of Amalgamation.

(E)	The parties wish to amend and restate the Credit Facility Agreement in accordance with this Agreement.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement and the recitals the following words and expressions shall have the meanings given in this clause ý1.1:

"Agreement and Plan of Amalgamation” means the agreement and plan of amalgamation dated 3 March 2010 in respect of the amalgamation of Alterra Holdings Limited and Harbor Point Limited;

"Alterra Holdings Limited” means the amalgamated company to be formed in accordance with the Agreement and Plan of Amalgamation;

"Amalgamation” means the amalgamation of Alterra Holdings Limited and Harbor Point Limited pursuant to the Agreement and Plan of Amalgamation;

"Amalgamation Date” means the date on which the Amalgamation takes effect (being the “Closing Date” as defined in the Agreement and Plan of Amalgamation);

"Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

"Credit Facility Agreement” means the credit facility agreement dated 13 October 2008 between the parties to this Agreement;

"Effective Date” means the “Closing Date” as defined in the Agreement and Plan of Amalgamation; and

"Finance Documents” has the meaning given in the Credit Facility Agreement as amended and restated hereby.

1.2	Interpretation

The following expressions shall be construed in the following manner:

"Account Party”, “Applicant”, “Guarantor” and “Obligor” include their respective legal personal representatives, administrators, successors and permitted assigns;

"Agent”, “Bank”, “Creditor Party”, “Issuing Bank” and “Security Trustee” include their respective successors and assigns; and

"Appendix” means the appendix hereto;

a “party” is to a party hereto; and

"person” includes a corporate entity and any body of persons, corporate or unincorporated.

1.3	In this Agreement, any document expressed to be “in the agreed form” means a document in a form approved by (and for the purposes of identification initialled and/or signed by or on behalf of) the Account Party (or other Obligor) and the Banks or (in the case of any of the Finance Documents where appropriate) a document in the form actually executed by both the relevant Obligor and, if appropriate, the Security Trustee.

1.4	Unless the context otherwise requires, words in the singular include the plural and vice versa.

1.5	References to any document include the same as varied, supplemented or replaced from time to time.

1.6	References to any enactment include re-enactments, amendments and extensions thereof.

1.7	Clause headings are for convenience of reference only and are not to be taken into account in construction.

1.8	Unless otherwise specified, references to Clauses are to Clauses of this Agreement.

2.	AMENDMENT AND RESTATEMENT

2.1	With effect from the Effective Date, the Credit Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in the Appendix (Amended Credit Facility Agreement).

2.2	The amendments referred to in Clause ý2.1 are conditional upon certified copies of the documents below being delivered to the Agent:

2.2.1	the Max Corporate 2 QSAs;

2.2.2	the Max Corporate 3 QSAs; and

2.2.3	Quota Share Assignments in respect of the 2009 Max Corporate 3 Syndicate 1400 QSA, the 2009 Max Corporate 3 Syndicate 2526 QSA and the 2009 Max Corporate 2 Syndicate 2526 QSA.

2.3	The Amalgamation itself shall not constitute a breach of any provision of the Credit Facility Agreement or an Event of Default (as defined in the Appendix ) for purposes of the Credit Facility Agreement.

3.	NO EFFECT IF AMALGAMATION DOES NOT OCCUR

If the Amalgamation does not take effect, or until it takes effect, the Credit Facility Agreement shall not be amended and restated pursuant to this Agreement.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Date of representations and warranties

Each of the Account Party and the Guarantor hereby represents and warrants that the following matters are true at the date of this Agreement.

4.2	Capacity and authorisation

The entry into and performance by the Account Party and the Guarantor of this Agreement are, so far as it is aware and having made due enquiry, within the corporate powers of the Account Party and the Guarantor and have been duly authorised by all necessary corporate actions and approvals.

4.3	No contravention of laws or contractual restrictions

The entry into and performance by each of the Account Party and the Guarantor of this Agreement does not and will not contravene in any material respect any law, regulation or contractual restriction which does, or may, bind the Account Party or the Guarantor or any of their respective assets.

4.4	Validity and enforceability

When duly executed and delivered, this Agreement will constitute the legal, valid and binding obligations of the Account Party and the Guarantor except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally.

5.	CONTINUITY AND FURTHER ASSURANCE

5.1	Continuing obligations

The rights and obligations of the parties under the Credit Facility Agreement and the other Finance Documents shall continue in full force and effect, uninterrupted by the amendment and restatement hereunder, save in so far as they are amended hereby.

5.2	Prospective effect only

The amendments made hereby to the Credit Facility Agreement shall, with effect from the Effective Date, have prospective effect only.

5.3	Actions already taken

Any action already taken and any payment already made by a party under the Credit Facility Agreement prior to the date hereof shall be treated as having been taken or made notwithstanding the amendment and restatement hereby, and shall not be required to be taken or made again by reason of the amendment and restatement hereby.

5.4	Further assurance

Each of the parties shall do all acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant hereto.

6.	AMENDMENTS

The parties may agree to further amendments to the Credit Facility Agreement, as amended hereby, without being required to amend or terminate this Agreement.

7.	TRANSFERS

Any transfer or assignment made in accordance with the terms of the Credit Facility Agreement shall have the same effect in relation to the rights and obligations of the parties under this Agreement as it has in relation to their rights and obligations under the Credit Facility Agreement.

8.	INCORPORATION OF TERMS

The provisions of clauses ý1.10 (Rights of third parties), ý16.3 (Indemnity against costs), ý25 (Assignments and Transfers), ý27 (Miscellaneous), ý29 (Notices) and ý30 (Governing Law and Jurisdiction) of the amended Credit Facility Agreement, as amended and restated hereby, shall be incorporated into this Agreement as if set out herein and as if references therein to “this Agreement” were references to this Agreement and as though this Agreement were included in the definition of “Finance Documents”.

AS WITNESS the hands of the parties the day and year first before written

SIGNATURE PAGES

GUARANTOR

SIGNED for and on behalf	)
of MAX CAPITAL	)
GROUP LTD.	)
by	)
APPLICANT

SIGNED for and on behalf	)
of MAX UK HOLDINGS LTD.	)
by	)
ACCOUNT PARTY

SIGNED for and on behalf	)
of MAX UK HOLDINGS LTD.	)
by	)
BANKS

SIGNED for and on behalf	)
of ING BANK N.V.,	)
LONDON BRANCH	)
by:	)
N.J. Marchant	)

M. Sharman )

[SIGNATURE PAGE TO AMENDING AND RESTATING AGREEMENT]

AGENT

SIGNED for and on behalf	)
of ING BANK N.V.,	)
LONDON BRANCH	)
by	)
N.J. Marchant	)

M. Sharman )

ISSUING BANK

SIGNED for and on behalf	)
of ING BANK N.V.,	)
LONDON BRANCH	)
by	)
N.J. Marchant	)

M. Sharman )

SECURITY TRUSTEE

SIGNED for and on behalf	)
of ING BANK N.V.,	)
LONDON BRANCH	)
by	)
N.J. Marchant	)

M. Sharman )

[SIGNATURE PAGE TO AMENDING AND RESTATING AGREEMENT]
Appendix
AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

THIS AGREEMENT is made on 13 October 2008 and amended and restated by an amending and restating agreement dated 30 March 2010

BETWEEN

(1) MAX CAPITAL GROUP LTD. as Guarantor;

(2)	MAX UK HOLDINGS LTD. as Account Party and Applicant;

(3) THE BANKS AND FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 as Banks;

(4) ING BANK N.V., London Branch as Agent;

(5) ING BANK N.V., London Branch as Issuing Bank; and

(6) ING BANK N.V., London Branch as Security Trustee.

WHEREAS

(A)	The Banks have agreed to make available to the Account Party, subject as provided in this Agreement, a committed credit facility of up to £90,000,000 to provide FAL at the request of the Applicant to support the underwriting capacity of the Corporate Members in relation to the Syndicates.

(B)	To complement its operations, Max Capital acquired Max UK which, through its subsidiaries underwrites a diverse portfolio of speciality risk through the Syndicates.

IT IS AGREED AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions

In this Agreement, including the Recitals, the following expressions shall have the following meanings:

"2007 Max Corporate 2 QSA” means the quota share agreement dated 1 January 2007 and made between (a) Max Corporate 2 and (b) Imagine Insurance Company Limited pursuant to which 87.5% of the risks and profits written by Max Corporate 2 in Lloyd’s Syndicate 1400 for the 2007 and 2008 years of account are transferred to Imagine Insurance Company Limited, and any replacement quota share agreement entered into between (a) Max Corporate 2 and (b) Max Bermuda in accordance with the Quota Share Assignment in respect of that quota share agreement;

"2009 Max Corporate 2 Syndicate 1400 QSA” means the quota share agreement effective as of 1 January 2009, as amended, and made between (a) Max Corporate 2 and (b) Max Bermuda pursuant to which:

(a)	70% of the risks and profits written by Max Corporate 2 in Lloyd’s Syndicate 1400 for the 2009 underwriting year of account; and

(b)	65% of the risks and profits written by Max Corporate 2 in Lloyd’s Syndicate 1400 for the 2010 and subsequent underwriting years of account,

are to be transferred to Max Bermuda;

"2009 Max Corporate 2 Syndicate 2526 QSA” means the quota share agreement dated 29 January 2009 made between (a) Max Corporate 2 and (b) Max Bermuda pursuant to which 70% of the risks and profits written by Max Corporate 2 in Lloyd’s Syndicate 2526 for the 2009 and subsequent underwriting years of account are to be transferred to Max Bermuda;

"2009 Max Corporate 3 Syndicate 1400 QSA” means the quota share agreement effective as of 1January 2009, as amended, and made between (a) Max Corporate 3 and (b) Max Bermuda pursuant to which:

(a)	70% of the risks and profits written by Max Corporate 3 in Lloyd’s Syndicate 1400 for the 2009 underwriting year of account; and

(b)	65% of the risks and profits written by Max Corporate 3 in Lloyd’s Syndicate 1400 for the 2010 and subsequent underwriting years of account,

are to be transferred to Max Bermuda;

"2009 Max Corporate 3 Syndicate 2526 QSA” means the quota share agreement dated 29 January 2009 made between (a) Max Corporate 3 and (b) Max Bermuda pursuant to which 70% of the risks and profits written by Max Corporate 3 in Lloyd’s Syndicate 2526 for the 2009 and subsequent underwriting years of account are to be transferred to Max Bermuda;

"Accession Letter” means a letter in the form contained in ýSchedule 8;

"Account Party” means Max UK or, any other company approved by the Agent from time to time pursuant to Clause ý3.9;

"Account Security Deed” means the Imagine Account Security Deed, the Max Corporate 2 Account Security Deed, the Max Corporate 3 Account Security Deed or the Max Capital Account Security Deed;

"Additional Account Party” means a Subsidiary of Max Capital which becomes an additional Account Party pursuant to Clause ý3.9;

"Agent” means ING Bank N.V., London Branch, acting through its office at 60 London Wall, London EC2M 5TQ;

"Agreement and Plan of Amalgamation” means the agreement and plan of amalgamation dated 3 March 2010 in respect of the amalgamation of Alterra Holdings Limited and Harbor Point Limited;

"Alterra Holdings Limited” means the amalgamated company to be formed in accordance with the Agreement and Plan of Amalgamation;

"Amalgamation” means the amalgamation of Alterra Holdings Limited and Harbor Point Limited pursuant to the Agreement and Plan of Amalgamation;

"AM Best” means AM Best Company Inc. or any successor to its rating business;

"Applicant” means Max UK or any other company approved by the Agent from time to time;

"Application” means an application for the issuance of a Letter of Credit by the Issuing Bank and to be made substantially in the form attached in ýSchedule 4;

"Application Day” means any day on which an Application is received by the Agent;

"Banking Day” means a day (excluding Saturdays and Sundays) on which dealings in deposits in Pounds Sterling may be carried out in the London Interbank Market and on which banks and foreign exchange markets are open for business in London and (in the case of payment) the place to which such payment is required to be made;

"Banks” means those banks or financial institutions listed in ýSchedule 1 and a Transferee Bank;

"Borrowing Base Certificate” means a certificate, substantially in the form of ýSchedule 7 with such amendments as the Agent may approve or any other form agreed to between the Agent and the Account Party in respect of the Investment Collateral and certain other financial information as stated therein;

"Cash Collateral” means the cash which is held with the Agent in a Deposit Account;

"Collateral Account” means an account of Max UK with the Custodian in respect of which a Security Interest in favour of the Security Trustee has been granted pursuant to the Imagine Security Assignment;

"Collateral Provider” means Max Corporate;

"Coming Into Line Date” means, in relation to a Corporate Member for any year of account, the last date prescribed by the Council of Lloyd’s (taking into account any extension which may be permitted to the prescribed date) by which the Corporate Member must have provided its FAL if it is to be eligible to underwrite or to continue to underwrite without restriction (as the case may be) insurance business at Lloyd’s for such year of account;

"Commitment” means, in relation to a Bank, the amount set opposite its name in ýSchedule 1 or, as the case may be, the amount specified in any Transfer Certificate, to the extent not reduced, cancelled, terminated or transferred in accordance with the provisions of this Agreement, and “Total Commitments” means the aggregate of the Commitments of all the Banks;

"Commitment Period” means the period commencing on the date of this Agreement and ending on the earlier of (a) 31 December 2009 and (b) the date on which the commitments of the Banks are cancelled in accordance with any applicable provision of this Agreement;

"Completion” means the completion of the acquisition by Max Capital of the entire share capital of Max UK;

"Compliance Certificate” means a certificate substantially in the form of ýSchedule 6 setting out, among other things, calculations of the financial covenants in Clause ý14;

"Corporate Members” means the initial corporate members set out in Schedule 1 (the “Initial Corporate Members”) and any other corporate member of Lloyd’s which, from time to time, is a subsidiary of the Applicant and writes business on the Syndicates;

"Creditor Parties” means, together, the Banks, the Issuing Bank, the Agent and the Security Trustee;

"Custodian” means Bank of New York Mellon acting through its office at 160 Queen Victoria Street, London EC4V 4LA, or any other bank or financial institution approved by the Agent after consulting with the Account Party;

"Default Rate” means the annual rate of interest determined by the Agent to be equal to the aggregate of 5% and LIBOR for periods of such duration as the Agent may, after consultation with the Banks, reasonably determine from time to time;

"Deposit Account” means a Pounds Sterling account in the name of Max UK or Max Corporate 2 or Max Corporate 3 or Max Capital with the Agent and being the subject of the Imagine Account Security Deed or the Max Corporate 2 Account Security Deed or the Max Corporate 3 Account Security Deed or the Max Capital Account Security Deed;

"Dollars” or “$” means the lawful currency from time to time of the United States of America;

"Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or Security Interest or any other agreement or arrangement having a similar effect;

"Event of Default” means any of the events listed in Clause ý15.1;

"Facility” means the letter of credit facility of up to £90,000,000 to be made available by the Banks to the Account Party under this Agreement and, as the context may require, means the available amount of such facility from time to time under this Agreement;

"FAL” means funds at Lloyd’s supporting underwriting as a member of the Syndicates for any applicable year of account as required by Lloyd’s pursuant to Lloyd’s Rules;

"Fee Letter” means the letter of the same date as this Agreement and addressed by the Agent to the Account Party in relation to certain fees payable to the Banks under this Agreement;

"Finance Documents” means this Agreement, the Fee Letters and other documents specified in Clause ý11 and any and every other document from time to time executed to secure, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Creditor Parties (or any of them) under this Agreement or any other Finance Documents;

"Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed or raised and interest thereon or any debit balances at any bank or financial institution;

(b)	any bond, bill of exchange, note, loan stock, debenture, commercial paper or similar security or instrument;

(c)	acceptance, documentary credit or guarantee facilities;

(d)	deferred payments for assets or services acquired if the primary reason behind the arrangement is to raise finance;

(e)	rental payments so far as attributable to payment of capital under finance leases, whether in respect of land, buildings, machinery or equipment or otherwise;

(f)	payments under hire purchase contracts;

(g)	factored debts, to the extent that there is recourse;

(h)	guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts or obligations;

(i)	any interest or currency swap or any other form of derivative transaction;

(j)	(without double counting) guarantees, indemnities or other assurances against financial loss in respect of indebtedness of any person falling within any of paragraphs (a) to (i) inclusive above; and

(k)	amounts raised or obligations incurred under any other transaction having the commercial effect of any of the above;

but not (i) any contract of insurance or reinsurance having the commercial effect of any of the above or (ii) any guarantee or other instrument or payment in connection with the performance of any contract of insurance or reinsurance or any obligation thereunder.

"Group” means Max Capital and its Subsidiaries;

"Guarantor” means Max Capital;

"Hedging Obligations” means with respect to any person, the net liability of such person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements for non-speculative purposes designed to protect such person against catastrophic events, fluctuations in interest rates or currency exchange rates that are entered into in the ordinary course of business;

"Imagine Account Security Deed” means the security deed in respect of a Deposit Account dated 5 December 2008 and executed by Max UK in favour of the Security Trustee;

"Imagine Security Assignment” means the security agreement made in relation to the Investment Collateral dated 5 December 2008 between Max UK and the Security Trustee;

"Indebtedness” means any obligation for the payment or repayment of moneys, whether present or future, actual or contingent, sole or joint;

"Investment Collateral” means the cash, securities, investments and other collateral listed in ýSchedule 4, being acceptable as collateral cover to the extent indicated by the applicable advance rate specified therein, which is held with the Custodian in a Collateral Account and which is capable of being marked to market on a daily basis;

"Issuance Date” means, in relation to a Letter of Credit, the Banking Day on which the Applicant specifies in the relevant Application that it wishes that a Letter of Credit be issued by the Issuing Bank or (as the context requires) the date on which that Letter of Credit is actually issued by the Issuing Bank;

"Issuing Bank” means ING Bank N.V., London Branch, acting through its office at 60 London Wall, London EC2M 5TQ;

"Letter of Credit” means any letter of credit issued or to be issued by the Issuing Bank (on behalf of the Banks) at the request of the Account Party pursuant to this Agreement in the form required by Lloyd’s and which, subject to extension in accordance with its terms, shall expire no later than 31 December 2013;

"LIBOR” means, in respect of a period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Agent by leading banks in the London interbank market,

at or about 11.00 a.m. London time 2 Banking Days before the commencement of that period for the offering of deposits in Sterling in an amount comparable to the Facility or relevant part thereof or other relevant sum (as the case may be) and for a period comparable to that period;

"Lloyd’s” means the Society incorporated by the Lloyd’s Act 1871 by the name of Lloyd’s;

"Lloyd’s Obligations” has the meaning given in the standard form Lloyd’s Security and Trust Deed published by Lloyd’s from time to time;

"Lloyd’s Rules” means Lloyd’s Acts 1871-1982 and the byelaws and regulations (including, if applicable, Financial Services Authority regulations) of Lloyd’s applicable and in force from time to time;

"Lloyd’s Security and Trust Deed” means any deed which Lloyd’s may from time to time require the Account Party or a Corporate Member to execute for the purpose of providing FAL;

"Majority Banks” means, at any time, Banks the aggregate of whose Commitments exceeds 66% (or, for the purposes of Clauses ý13, ý22, ý25 and ý27, 50%) of the Total Commitments at such time;

"Managing Agent” means Max at Lloyd’s Ltd., a company incorporated in England and Wales under company number 3304600 (or such other company (with the consent of all the Banks) as may become managing agent of the Syndicates in succession to Max at Lloyd’s Ltd.);

"Max Bermuda” means Max Bermuda Ltd., a company incorporated in Bermuda with its registered office at Max House, 2 Front Street, Hamilton, Bermuda;

"Max Capital” means Max Capital Group Ltd., a company incorporated in Bermuda with its registered office at Max House, 2 Front Street, Hamilton, Bermuda;

"Max Capital Account Security Deed” means the security deed in respect of a Deposit Account dated 28 October 2008 and executed by Max Capital in favour of the Security Trustee;

"Max Corporate 2” means Max Corporate Capital 2 Limited (formerly known as Danish Re Capital Limited and as Imagine Corporate Capital 2 Limited), a company incorporated in England and Wales under company number 03703210 and with its registered office at 70 Gracechurch Street, London EC3V 0XL;

"Max Corporate 2 QSAs” means the 2007 Max Corporate 2 QSAs, the 2009 Max Corporate 2 Syndicate 1400 QSA and the 2009 Max Corporate 2 Syndicate 2526 QSA;

"Max Corporate 2 Account Security Deed” a security deed in respect of a Deposit Account to be executed (if required) by Max Corporate 2 in accordance with the relevant Quota Share Assignment(s) in a form substantially similar to the Imagine Account Security Deed;

"Max Corporate 2 Quota Share Addendum” means the addendum to the 2007 Max 2 Quota Share Agreement dated 6 November 2008;

"Max Corporate 3” means Max Corporate Capital 3 Limited, a company incorporated in England and Wales under company number 4513846 and with its registered office at 70 Gracechurch Street, London EC3V 0XL;

"Max Corporate 3 Account Security Deed” means a security deed in respect of a Deposit Account to be executed (if required) by Max Corporate 3 in accordance with the relevant Quota Share Assignment(s) in a form substantially similar to the Imagine Account Security Deed;

"Max Corporate 3 QSAs” means the 2009 Max Corporate 3 Syndicate 1400 QSA and the 2009 Max Corporate 3 Syndicate 2526 QSA;

"Max UK” means Max UK Holdings Ltd., a company incorporated in England and Wales under company number 05800142 and with its registered office at 70 Gracechurch Street, London EC3V 0XL;

"Max UK Group” means Max UK and its Subsidiaries;

"Moody’s” means Moody’s Investors Services’ rating services or any successor to its rating business;

"Obligor” means any party from time to time to any of the Finance Documents which has not been released from all obligations to the Banks hereunder other than any Creditor Party (including, for the avoidance of doubt, Max UK);

"Outstanding Indebtedness” means the aggregate of the maximum amounts for which the Banks are or may be liable, actually or contingently, under all Letters of Credit and all other sums of money whatsoever from time to time due or owing, actually or contingently, to the Creditor Parties under or pursuant to the Finance Documents;

"Permitted Encumbrance” means:

(a)	any Encumbrance granted or subsisting under any deed or agreement required by Lloyd’s to be executed or entered into by or on behalf of any Obligor in connection with the insurance business at Lloyd’s or the membership of Lloyd’s of a Corporate Member;

(b)	any Encumbrance created by or pursuant to the Finance Documents;

(c)	any Encumbrance that replaces a Permitted Encumbrance if such new Encumbrance does not secure a greater sum than the existing Encumbrance;

(d)	any netting or set-off arrangement entered into by the Account Party in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances; and

(e)	a lien arising solely by operation of law incurred in the ordinary course of business and not in connection with the borrowing of money, for sums not yet overdue;

"Potential Event of Default” means an event or circumstance which, with the giving of any notice, lapse of time, determination of the Agent in accordance with the relevant provisions of the Finance Documents or satisfaction of any other condition would constitute an Event of Default;

"Pounds Sterling” or “£” means the lawful currency from time to time of the United Kingdom;

"Quota Share Agreements” means, together, the Max Corporate 2 QSAs and the Max Corporate 3 QSAs and “Quota Share Agreement” means the relevant one of them;

"Quota Share Assignments” means, together, the assignments by way of charge in favour of the Security Trustee of the Max Corporate 2 QSAs and the Max Corporate 3 QSAs;

"Quotation Day” means in relation to any period for which an interest rate is to be determined, the first day of that period;

"RDS” means a realistic disaster scenario prescribed from time to time by Lloyd’s and in respect of which, pursuant to Lloyd’s Rules, the Managing Agent is obliged to prepare and submit to Lloyd’s a report;

"Reference Date” shall have the meaning given to such term in Clause ý14.4.1;

"Relevant Corporate Member” means a Corporate Member whose FAL includes one or more Letters of Credit;

"Screen Rate” means, for any period, the British Bankers’ Association Interest Settlement Rate for Pounds Sterling for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Account Party;

"Security Assignment” means the Imagine Security Assignment;

"Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

"Security Period” means the period from the date of this Agreement until the discharge of the security (if any) created by the Finance Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness or its extinguishment by expiry of all the Letters of Credit;

"Security Trustee” means ING Bank N.V., London Branch, a bank incorporated in the Netherlands and acting through its office at 60 London Wall, London EC2M 5TQ;

"Service Bank” means the Agent or the Security Trustee;

"S&P” means Standard & Poor’s rating services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business;

"Subsidiary” has the meaning given to such term in section 1159 of the Companies Act 2006;

"Subsidiary Undertaking” shall have the meaning given to such expression in section 1162 of the Companies Act 2006;

"Substitution” means the substitution of Max UK for Max Capital as Account Party and Applicant which occurred by effect of the Substitution Letter;

"Substitution Letter” means the letter addressed to the Agent dated 5 December 2008 under which Max UK was substituted for Max Capital as Account Party and Applicant;

"Syndicates” means the syndicates at Lloyds 1400, 2525 and 2526 (years of account 2008, 2009 and 2010 prior years of account to the extent that a Corporate Member is still required to maintain funds at Lloyd’s in respect of its participation thereon) and any other syndicate at Lloyd’s of which the Managing Agent is the managing agent;

"Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest);

"Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document;

"Tax Payment” means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document;

"Transfer Certificate” means a transfer certificate in the form set out in ýSchedule 3 with any modifications or amendments approved or required by the Agent; and

"US GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

1.2	Interpretation

The following expressions shall be construed in the following manner:

"approved” means approved in writing by the Agent, with the authorisation of the applicable Majority Banks;

"Account Party”, “Applicant”, “Guarantor” and “Obligor” include their respective legal personal representatives, administrators, successors and permitted assigns;

"Agent”, “Bank”, “Creditor Party”, “Issuing Bank” and “Security Trustee” include their respective successors and assigns; and

1.3	"person” includes a corporate entity and any body of persons, corporate or unincorporated. Unless the context otherwise requires, words in the singular include the plural and vice versa.

1.4	References to any document include the same as varied, supplemented or replaced from time to time.

1.5	References to any enactment include re-enactments, amendments and extensions thereof.

1.6	Clause headings are for convenience of reference only and are not to be taken into account in construction.

1.7	Unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement.

1.8	In this Agreement, references to periods of “months” shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that (a) if such period started on the last Banking Day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, such period shall end on the preceding Banking Day (and “month” and “monthly” shall be construed accordingly).

1.9	In this Agreement an Event of Default or a Potential Event of Default is “continuing” if it has not been remedied to the reasonable satisfaction of the Agent or waived.

1.10	A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

2.	THE FACILITY — GENERAL PROVISIONS

2.1	Overall Maximum Limit

The overall maximum limit of the Facility shall not exceed £90,000,000 and, unless the Agent (with the approval of all of the Banks) otherwise agrees in writing, no Letter of Credit shall be issued if such limit has been or would thereby be exceeded.

2.2	Banks’ Participations

Subject to the provisions of this Agreement, each Bank will participate in the Facility up to an aggregate maximum principal amount not exceeding its Commitment and in the proportion which its Commitment bears to the Total Commitments on the Issuance Date. No Bank is obliged to make available more than its Commitment.

2.3	Cancellation

The Account Party, if it gives the Agent not less than 5 Banking Days’ prior notice, may cancel the whole or any part of the Facility, provided that any such cancellation must be in a minimum amount or an integral multiple of £5,000,000. Any cancellation under this Clause ý2.3 shall reduce the Commitments of the Banks pro rata.

2.4	Position after expiry of Commitment Period

No Bank will have any liability whatsoever to make available its Commitment or any part thereof after the date of the expiry of the Commitment Period.

2.5	Obligations of Banks several

The obligations of each Bank under this Agreement and the other Finance Documents are several and, accordingly:

2.5.1	no Bank shall be liable for the failure of any other Bank to perform its obligations under this Agreement or any of the other Finance Documents; and

2.5.2	the failure of a Bank to perform any of its obligations under this Agreement or any of the other Finance Documents shall not relieve any other Bank or any Obligor from any of their respective obligations hereunder or thereunder.

2.6	Rights of Banks several

The rights and interests of each Bank under this Agreement and the other Finance Documents are several and, accordingly, notwithstanding any provision to the contrary herein or therein:

2.6.1	the aggregate of the amounts outstanding at any time under this Agreement and the other Finance Documents to each Bank shall be due as a separate and independent debt; and

2.6.2	each Bank shall have the right to sue for any amount due and payable to it from the Account Party or any other Obligor under this Agreement or any of the other Finance Documents and it shall not be necessary for any other Bank to be joined as an additional party in any proceedings to that end.

2.7	Restrictions on other proceedings by individual Banks

No Bank shall, except with the prior written consent of the Majority Banks, bring any proceedings (other than pursuant to Clause ý2.6.2) against the Account Party or any other Obligor in respect of any other claim (whether in contract, tort or otherwise) which that Bank may have under or in connection with this Agreement or any of the other Finance Documents.

2.8	Parties bound by certain actions of the Majority Banks

Each Creditor Party, the Account Party and each Obligor shall be bound in the absence of manifest error by:

2.8.1	any determination made, or action taken, by the applicable Majority Banks under any discretion conferred on such Majority Banks by any provision of a Finance Document;

2.8.2	any instruction or authorisation given by the applicable Majority Banks to the Issuing Bank, the Agent or the Security Trustee under or in connection with any Finance Document; and

2.8.3	any action taken (or in good faith purportedly taken) by the Issuing Bank, the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.	THE FACILITY — SPECIFIC PROVISIONS

3.1	Purpose

Subject to the provisions of this Agreement, the Issuing Bank (on behalf of the Banks) agrees to issue Letters of Credit which will form part of the FAL of the Corporate Members in respect of the Syndicates only.

3.2	Currency and amount
	3.2.1	The currency specified in an Application must be Pounds Sterling.

3.2.2	The amount of a proposed Letter of Credit as specified in an Application must be in an amount which is not more than the maximum available amount of the Facility.

3.3	Application required

If the Applicant wishes the Issuing Bank (on behalf of the Banks) to issue a Letter of Credit, it must make an Application and give it to the Agent not later than 10:00 a.m. London Time 4 Banking Days before the proposed Issuance Date. Each Application shall:

3.4	3.3.1be effective on receipt by the Agent; 3.3.2constitute a representation and warranty in the terms of Clause ý12; and 3.3.3be irrevocable. Condition of effectiveness of Applications

No Application made pursuant to this Clause ý3 shall be considered effective until all the applicable conditions precedent set out in Clause ý10 have been satisfied.

3.5	Issuance of Letters of Credit

Subject to the provisions of this Agreement and, in particular, but without limitation, Clause ý2.1, the Issuing Bank (on behalf of the applicable Banks) will issue each Letter of Credit on the applicable Issuance Date in accordance with the Application made by the Applicant.

3.6	ING Commitment

3.6.1	If ING Bank N.V., London Branch issues Letters of Credit so that its aggregate exposure under Letters of Credit in issue exceeds £60,000,000 (the amount of the excess, the “Excess”), then the Account Party shall immediately procure that (save in circumstances where collateral cover has been provided pursuant to Clause ý13.9), the total collateral cover provided in the form of Investment Collateral and/or Cash Collateral is not less than the Excess (subject to a maximum amount of collateral cover required to be provided hereunder in the form of Investment Collateral and/or Cash Collateral equal to the amount of Letters of Credit in issue).

3.6.2	If ING Bank N.V., London Branch’s Commitment is equal to or less than £60,000,000 then Clause ý3.6.1 shall not apply.

3.7	Collateral Cover

3.7.1	Collateral cover shall be provided in the form of Investment Collateral and/or in the form of Cash Collateral.

3.7.2	The value of the Investment Collateral may be calculated by the Agent, as often as it deems necessary, using its reasonable credit judgement, by reference to any information that the Agent deems appropriate (including, but not limited to, the most recent Borrowing Base Certificate), but in the event of challenge by the Account Party it shall, in the absence of manifest error, be conclusively determined by the Custodian using normal pricing sources.

3.7.3	The Account Party, subject to there being no continuing Event of Default, may request the Agent to vary the extent to which Letters of Credit are secured (or not secured as the case may be) by Investment Collateral or Cash Collateral, or to exchange one form of collateral cover for another form of collateral cover, or to transfer collateral to Lloyd’s to reduce the amount of any Letter of Credit, by giving at least 3 Banking Days written notice to the Agent and such variation or exchange or transfer shall take effect, for all purposes under this Agreement, as from the first day of the next following month.

3.7.4	If at any time the Managing Agent makes a cash call on a Corporate Member and the circumstances are such that, if that cash call were not satisfied by the Corporate Member, Lloyd’s would demand payment under any Letter of Credit then, at the request of the Account Party and upon receiving from the Account Party evidence of those circumstances, the Security Trustee shall:

(a)	cause Cash Collateral or Investment Collateral to be applied in discharge of that cash call; and/or

(b)	notwithstanding the terms of the Quota Share Assignments, permit any payment that becomes due to the Corporate Member under either of the Quota Share Agreements by reason of that cash call to be made to the appropriate account of a Syndicate in or towards discharge thereof;

in each case, in a maximum amount equal to the payment that would be demanded by Lloyd’s under such Letter of Credit if that cash call were not satisfied by the Corporate Member; provided that the foregoing provisions shall not affect the obligation of the Account Party to procure the provision of collateral cover in accordance with the terms of Clause ý3.6.1 if the aggregate exposure of ING Bank N.V., London Branch under Letters of Credit in issue continues to exceed £60,000,000 after a cash call is discharged as contemplated by paragraphs (a) and (b) above.

3.8	Mandatory prepayment — change of control

3.8.1	For the purposes of this Clause ý3.8, a “change of control” occurs if, Max Capital ceases to be the beneficial owner directly or indirectly of the issued share capital of the Account Party.

3.8.2	The Account Party must promptly notify the Agent if it becomes aware of any change of control.

3.8.3	After a change of control, if all the Banks so require, the Agent may, by notice to the Account Party:

(a)	cancel the Total Commitments; and

(b)	declare all outstanding Letters of Credit, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

3.9	Any such notice will take effect in accordance with its terms. Additional Account Parties

An Account Party may request that any Subsidiary of Max Capital becomes an additional Account Party and such Subsidiary will become an Account Party if:

3.9.1	the Banks approve the addition of that Subsidiary (such approval not to be unreasonably withheld or delayed in the case of a wholly owned Subsidiary of the Account Party);

3.9.2	that Subsidiary delivers to the Agent a duly completed and executed Accession Letter;

3.9.3	each Account Party confirms to the Agent that no Event of Default is continuing or would occur as a result of that Subsidiary becoming an Additional Account Party; and

3.9.4	the Agent has received such documents and other evidence as it shall reasonably request in relation to that Subsidiary, each in form and substance satisfactory to the Agent (acting reasonably and promptly).

3.10	Termination of Funds at Lloyd’s Letters of Credit

The Issuing Bank may, in its absolute discretion, at any time after 1 January 2010, serve notice on Lloyd’s giving 4 years notice of termination of a Letter of Credit, in accordance with the terms of the Letter of Credit.

4.	CONDITIONS APPLICABLE TO LETTERS OF CREDIT

4.1	Terms of Letters of Credit

Each Letter of Credit shall be in such terms as are permitted by Lloyd’s for letters of credit supporting FAL.

4.2	Authority to Issuing Bank to pay

The Issuing Bank is hereby authorised, without any further reference to or further authority from the Account Party, to pay or accept for the account of the Account Party all drafts, demands or other instruments whatsoever (each a “draft”) drawn or made or purporting to be drawn or made under any Letter of Credit, provided that such authorisation shall be without prejudice to the obligation of the Issuing Bank to perform its duties under the International Standby Practices, International Chamber of Commerce Publication No 590, 1998 (or to any subsequent revision to which a Letter of Credit may be expressed to be subject) and to the conditions of the relevant Letter of Credit, subject to Clause ý4.6.

4.3	Reimbursement

The Account Party shall (a) forthwith reimburse the Issuing Bank (on behalf of the Banks) on demand the amount paid on a draft drawn or made or purporting to be drawn or made under that Letter of Credit or, if so required by the Issuing Bank, immediately pay in advance (but no more than one Banking Day before payment by the Issuing Bank is due) to the Issuing Bank, or as the Issuing Bank may direct, the amount which is or may be payable on such draft, and (b) in the case of each acceptance promptly pay to the Issuing Bank or as the Issuing Bank may direct on demand, but in any event not later than one Banking Day before maturity at the place for payment, the amount payable by reason of such acceptance provided always that:

4.3.1	subject to paragraph ý4.3.2, the Account Party may direct the Issuing Bank to apply any Investment Collateral or Cash Collateral in settlement of such reimbursement obligation or payment obligation; but

4.3.2	the Issuing Bank will not be obliged to use any Investment Collateral or Cash Collateral in settlement of such reimbursement obligation except to the extent that the value of the Investment Collateral (given pursuant to Clause ý3.7) and the Cash Collateral exceeds the outstanding amount of all the Letters of Credit issued at the time.

4.4	Account Party’s Indemnity

Without limiting Clause ý4.3, the Account Party shall indemnify the Issuing Bank and hold it harmless from and against all claims, demands, actions, losses, liabilities, damages, costs, expenses, fees, commissions, charges and other sums of whatsoever nature (including legal fees and expenses on a full indemnity basis) which it may incur or pay in acting as the Issuing Bank for that Letter of Credit (otherwise than by the Issuing Bank’s fraud, misconduct or negligence), including but not limited to any liability or sum as aforesaid which it may incur or pay to any confirming, advising or negotiating bank and shall forthwith provide the Issuing Bank with funds to meet any liability or pay any sum as aforesaid.

4.5	Banks’ Indemnities

4.5.1	Each Bank shall (according to its Commitment) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s fraud, misconduct or negligence) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

4.5.2	The obligations of each Bank under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Bank in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

4.5.3	The obligations of any Bank under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any Obligor;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(g)	any insolvency or similar proceedings.

4.6	Exclusion of Bank's liability
	4.6.1	Each Letter of Credit shall be opened entirely at the risk of the Account Party.

4.6.2	Any action taken or omitted by the Issuing Bank or any of its correspondents or agents under or in connection with any Letter of Credit, if taken or omitted in good faith and in the absence of fraud, misconduct or negligence, shall be binding on the Account Party and shall not place the Issuing Bank under any liability to the Account Party.

4.6.3	Without prejudice to the provisions of Clause ý4.6.2, in the event of any uncertainty or ambiguity in any instructions given to the Issuing Bank in any instructions, the Issuing Bank may, at its discretion, either (a) act upon its understanding of the meaning of such instructions, or (b) take no action until the Account Party clarifies such instructions to the Issuing Bank’s satisfaction. The Issuing Bank shall not be held liable for any losses incurred by the Account Party as a result of any action which the Issuing Bank takes in the light of such instructions in the absence of fraud, misconduct or negligence on its part.

4.7	Provision of information

The Account Party undertakes to inform and keep the Agent informed of any material fact or circumstance which will or may be likely to give rise to a draft being drawn or made under any Letter of Credit immediately upon its becoming aware of such material fact or circumstance.

4.8	Propriety of demand

The Issuing Bank shall be entitled to rely without further enquiry on any demand, claim, document or other communication believed by it in good faith to be genuine and correct and to have been signed or otherwise executed or made by the proper person and otherwise to be in conformity with a Letter of Credit.

4.9	Incorporation of ISP 1998 and conditions of Application

The Account Party agrees that the International Standby Practices, International Chamber of Commerce Publication No 590, 1998 and the conditions of the relevant Application shall apply to each Letter of Credit. In the case of any conflict between the provisions of this Agreement on the one hand and that publication and/or of the Application on the other, the provisions of this Agreement shall prevail.

4.10	Payments and interest

The Account Party shall pay to the Issuing Bank (as agent for and on behalf of the Banks) on demand from time to time all amounts payable by the Account Party under Clauses ý4.3 and ý4.4 together with interest at the Default Rate on each such amount from the date of the Issuing Bank’s payment until the date of the Account Party’s payment to the Issuing Bank, before or after any relevant judgment.

5.	PAYMENTS

5.1	Place of payment

Unless otherwise specified by the Issuing Bank or otherwise provided in this Agreement or any of the other Finance Documents, all moneys to be paid by the Banks to the Issuing Bank or by the Account Party to any Bank under this Agreement and any of the other Finance Documents shall be paid to the Issuing Bank or to the Agent or the Security Trustee on behalf of the Banks (as the case may be):

5.1.1	by not later than 10.00 a.m. (London time);

5.1.2	on their due date in Pounds Sterling, in funds which are for same day settlement in the London Interbank Payments System (or in such other funds as shall for the time being be customary for settlement of international banking transactions in Pounds Sterling); and

5.1.3	to such account of the Issuing Bank, the Agent or the Security Trustee (as the case may be) as such party shall notify the Account Party and the Banks in writing from time to time.

5.2	Availability of funds conditional upon receipt by Agent

The Issuing Bank or the Agent shall not be obliged to make available to any of the parties hereto any amount which it is due to receive for the account of that party and which it is not otherwise liable to pay unless it is satisfied that it has unconditionally received the funds concerned.

5.3	Refunds by Banks

Without prejudice to Clause ý5.2, if the Agent or the Issuing Bank makes an amount available to a Bank or the Security Trustee which has not (but should have) been paid to the Agent or the Issuing Bank by the Account Party, such Bank or the Security Trustee (as appropriate) shall:

5.3.1	on demand refund such amount to the Agent or the Issuing Bank; and

5.3.2	pay to the Agent or the Issuing Bank on demand such further amount (as conclusively certified by the Agent or the Issuing Bank) as shall indemnify the Agent or the Issuing Bank against any cost, loss, liability or expense suffered or incurred by the Agent or the Issuing Bank as a result of its having made available such amount to that Bank or the Security Trustee (as appropriate) before receiving it from the Account Party.

5.4	Non Banking Days

All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day:

5.4.1	the payment or payments due shall be made on the first Banking Day thereafter, provided this falls in the same calendar month; and

5.4.2	if it does not, payment shall fall due and be made on the immediately preceding Banking Day.

5.5	Accrual of interest and periodic payments

All payments of interest and other payments of an annual or periodic nature to be made by the Account Party shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 365 day year.

6.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

6.1	No set-off or counterclaim

All payments to be made by the Account Party under this Agreement and any of the other Finance Documents shall be made:

6.1.1	without set-off or counterclaim; and

6.1.2	free and clear of, and without deduction for or on account of, any present or future taxes, unless the Account Party is compelled by law to make payment subject to any such tax.

6.2	Tax gross-up

6.2.1	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

6.2.2	If an Obligor or the Issuing Bank is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Agent.

6.2.3	If a Tax Deduction is required by law to be made by an Obligor or the Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

6.2.4	If an Obligor is required to make a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Agent for the relevant Creditor Party evidence satisfactory to that Creditor Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

6.3	Tax Indemnity

6.3.1	Except as provided below, the Account Party must indemnify a Creditor Party against any loss or liability which that Creditor Party determines will be or has been suffered (directly or indirectly) by that Creditor Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

6.3.2	Clause ý6.3.1 above does not apply to any Tax assessed on a Creditor Party under the laws of the jurisdiction in which:

(a)	that Creditor Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Creditor Party has a facility office and is treated as resident for tax purposes; or

(b)	that Creditor Party’s facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Creditor Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Creditor Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

6.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Creditor Party (in its absolute discretion) determines that:

6.4.1	a Tax Credit is attributable to that Tax Payment; and

6.4.2	it has used and retained that Tax Credit,

the Creditor Party must pay an amount to the Obligor which that Creditor Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been made by the Obligor.

7.	ACCOUNTS OF THE BANK

7.1	Issuing Bank to open accounts

The Issuing Bank will open and maintain on its books accounts showing the amounts owing to each Bank from the Account Party and the other Obligors and the amounts of all payments falling due and received by that Bank.

7.2	Evidence of obligations

In any legal action or proceeding arising out of or in connection with this Agreement, the entries from time to time made in the accounts opened and maintained under this Clause ý7 shall, in the absence of manifest error, be prima facie evidence of the obligation of the Account Party to repay the Outstanding Indebtedness, to pay interest thereon and to pay all other sums due hereunder.

8.	APPLICATION OF MONEYS

8.1	Order of application

8.1.1	Except as otherwise specifically provided in this Agreement or in any other of the Finance Documents, all moneys received or recovered by any Bank will, after discharging the cost (if any) incurred in collecting such moneys, be applied as follows:

FIRST: in or towards payment of all moneys expended or liabilities incurred by the Creditor Parties (or any of them) in respect of expenses, fees or charges relating to the preparation, completion and registration (if any) of the Finance Documents or in respect of the protection, maintenance or enforcement of any security which they create;

SECONDLY: in or towards the satisfaction of any amounts forming the balance of the Outstanding Indebtedness which are then due and payable and are secured by an applicable Finance Document, whether by reason of payment demanded or otherwise;

THIRDLY: in or towards the satisfaction of any amounts forming the balance of the Outstanding Indebtedness which are then due and payable, whether by reason of payment demanded or otherwise;

FOURTHLY: at the Banks’ discretion, in retention on an interest bearing suspense account of such amount as the Agent may consider appropriate to secure the discharge of any part of the Outstanding Indebtedness not then due and payable, and, upon the same becoming due and payable, in or towards the discharge thereof in accordance with the foregoing provisions of this Clause ý8.1; and

FIFTHLY: the balance (if any) shall be paid to the Account Party or other person entitled.

8.2	Waiver of right of appropriation

The Account Party hereby irrevocably waives any rights of appropriation to which it may be entitled.

9.	DEPOSIT ACCOUNT

9.1	Opening of Deposit Account

The Account Party shall establish and maintain with the Agent a Deposit Account.

The expression “Deposit Account” shall include each account whether designated as such or not, opened by any relevant person at the request of the Agent with the Agent or any Bank or with any branch, sub branch or subsidiary of the Agent or any Bank, as well as any sub accounts to which funds in the said accounts may be allocated from time to time for currency or deposit purposes.

9.2	Obligations with respect to Deposit Account

The Account Party will, at the request of the Agent, do all such acts and things and execute such documents as the Agent may require in order to create security over any Deposit Account more effectively to secure the payment of the Outstanding Indebtedness.

9.3	Security over Deposit Account and right to withhold

Notwithstanding anything to the contrary contained in this Agreement, so long as the Account Party remains under any liability (whether actual or contingent) in respect of the Outstanding Indebtedness, each Deposit Account shall be subject to a continuing security in favour of the Security Trustee pursuant to an Account Security Deed.

9.4	Appropriation after default

On or at any time after the happening of an Event of Default or a Potential Event of Default which is continuing the Agent shall forthwith become entitled at any time and without notice to the Account Party to appropriate to the extent of the Outstanding Indebtedness all or any of the moneys standing to the credit of the Deposit Account and apply the same in or towards the discharge of the Outstanding Indebtedness in accordance with Clause ý8.

9.5	Bank and other charges

All bank, exchange, telegraph and other charges in connection with the inward and outward remittance of moneys to and from the Deposit Account shall be for the account of the Account Party and the Agent shall be entitled, and is hereby irrevocably and unconditionally authorised, to debit the amount of such charges to the Deposit Account, as and when such charges are incurred.

9.6	Continuing obligations of Account Party

Nothing in this Clause ý9 whether express or implied, shall relieve the Account Party of its absolute and unconditional obligations as the case may be to reimburse and indemnify the Issuing Bank (on behalf of the Banks) in accordance with Clauses ý4.3 and ý4.4 and to pay interest on any relevant amounts and to pay all other sums from time to time due, owing or payable hereunder and under any of the other Finance Documents.

10.	CONDITIONS PRECEDENT

10.1	Conditions to be satisfied

It shall be a condition of the effectiveness of each Application and the issuance of any Letter of Credit that the following conditions precedent are satisfied:

10.1.1	the Issuing Bank has received a duly completed Application in respect of that Letter of Credit;

10.1.2	the Agent has received payment of the fees and expenses specified in Clause ý16 to the extent due and payable;

10.1.3	the Agent (or its legal advisers) has received the documents and evidence described in ýSchedule 2 and Clause ý11.2, in form and substance satisfactory to them;

10.1.4	the Agent is satisfied that:

(a)	the representations and warranties contained in Clause ý12 are true and correct at the Issuance Date of that Letter of Credit;

(b)	none of the circumstances specified in Clause ý19 is subsisting; and

(c)	no Event of Default or Potential Event of Default has occurred or will arise as a result of the issuance of that Letter of Credit.

10.2	Waiver of conditions precedent

If the Issuing Bank (on behalf of and, with the approval of, all the Banks) in its absolute discretion issues any Letter of Credit notwithstanding that one or more of the relevant conditions precedent specified above remains unsatisfied on the Issuance Date of that Letter of Credit, then the Account Party shall procure the satisfaction of such condition or conditions precedent within 14 days thereafter or such longer period as the Agent may, in its absolute discretion, agree in writing.

11.	SECURITY

11.1	Account Party to provide security

As security for the payment of the Outstanding Indebtedness, the Account Party shall execute in favour of and deliver to, and, as the case may be, procure that there is executed in favour of and delivered to, the Security Trustee, in form and substance satisfactory to the Agent, the Finance Documents set out in Clauses ý11.2 and ý11.3 on or before (or, where applicable, promptly following) the relevant dates or events specified in those Clauses, and (where appropriate) shall deliver or procure that there are delivered to any necessary registrar particulars for registration thereof in accordance with those Clauses.

11.2	Security to be provided before the first Application is made for the issuing of a Letter of Credit

The following Finance Documents shall be executed and delivered and (where appropriate) particulars for registration thereof delivered to any necessary registrar on or before the date on which the first Application for the issuing of a Letter of Credit is made:

11.3	11.2.1the Fee Letter; and 11.2.2the Max Capital Account Security Deed. Security to be provided after Completion

As soon as practicable after Completion, the Account Party shall procure that the following Finance Documents will be executed, delivered and (where appropriate) particulars for registration thereof delivered to any necessary registrar:

11.3.1 11.3.2 11.3.3	the Imagine Security Assignment the Imagine Account Security Deed; and the Quota Share Assignments.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Date of representations and warranties

Max Capital represents and warrants that the following matters are true at 13 October 2008 and Max UK represents and warrants that the following matters are true at 5 December 2008.

12.2	Existence, powers and compliance

The Account Party and Applicant:

12.2.1	is a company duly incorporated with limited liability, validly existing and in good standing under the laws of its country of incorporation;

12.2.2	has full power to own its property and assets and to carry on its business as it is now being conducted;

12.2.3	subject to the operation and effect of the terms of any deeds of trust pursuant to which its own assets are or may be deposited as FAL, has good and marketable title to its property and assets; and

12.2.4	has complied in all material respects with all statutory and other requirements relative to its business.

12.3	Capacity and authorisation

The entry into and performance by each of the Account Party and the other Obligors of this Agreement and the other Finance Documents are, so far as it is aware and having made due enquiry, within the corporate powers of the Account Party and those Obligors and have been duly authorised by all necessary corporate actions and approvals.

12.4	No contravention of laws or contractual restrictions

The entry into and performance by each of the Account Party and the other Obligors of this Agreement and the other Finance Documents does not and will not:

12.4.1	contravene in any material respect any law, regulation or contractual restriction which does, or may, bind the Account Party or those Obligors or any of their respective assets; or

12.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of their respective assets in favour of any party other than the Security Trustee.

12.5	No third party Encumbrances

At the time of execution of this Agreement and each of the other Finance Documents, no third party will have any Encumbrance (other than a Permitted Encumbrance) on any asset of the Account Party to which this Agreement or the relevant Finance Document relates.

12.6	Licences and approvals in force

All authorisations, approvals and consents necessary for the Account Party and Applicant to enter into or perform its obligations under this Agreement and the other Finance Documents have been obtained and are in full force and effect (except for such authorisations, approvals and consents the failure to have or obtain would not reasonably be expected to have a material adverse effect on the ability of the Account Party and Applicant to perform its obligations thereunder).

12.7	Validity and enforceability

When duly executed and delivered, and where applicable registered, each of this Agreement and the other Finance Documents will:

12.7.1	constitute the legal, valid and binding obligations of the parties thereto (other than the Creditor Parties); and

12.7.2	will create a perfected Security Interest with the required priority in the assets and revenues intended to be covered thereby, enforceable against the parties thereto (other than the Creditor Parties) in accordance with their respective terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally.

12.8	No breach or default

The Account Party and Applicant is not:

12.8.1	in material breach of any law, governmental directive, guideline or policy statement, whether having the force of law or not; or

12.8.2	in material default under any agreement to which it is party or by which it may be bound.

12.9	No litigation current or pending

No litigation, arbitration, tax claim or administrative proceeding is (to the knowledge of the Account Party) current, pending or threatened, which, if adversely determined, would have a materially detrimental effect on (a) the ability of the Account Party to perform its obligations under this Agreement or (b) the financial condition, business assets or prospects of the Account Party.

12.10	Financial statements

Its most recent audited financial statements (consolidated, if appropriate) give a true and fair view of its financial condition and operations during the financial year save to the extent (if any) disclosed therein.

12.11	No default
12.12	No Event of Default or Potential Event of Default has occurred and is continuing. Choice of law and jurisdiction

The choice of English law to govern this Agreement and the other Finance Documents and the submission by the Account Party to the jurisdiction of the English courts is valid and binding on it, and the Account Party is not entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Agreement or the other Finance Documents or in connection with the enforcement of any judgment or order arising from such proceedings.

12.13	Truth of financial and other information

The financial and other information supplied to the Agent by or on behalf of the Account Party or any other Obligor in connection with the negotiation and the preparation of this Agreement was true and accurate in all material respects as of the date it was supplied and is not misleading in any respect.

12.14	No material adverse change in financial condition

There has been no material adverse change in the financial condition of any Obligor since 30 June 2008.

12.15	No liability to deduction or withholding

Payments to be made by the Account Party under this Agreement and the other Finance Documents may be made free and clear of and without deduction or withholding for or on account of any taxes.

12.16	No filings or stamp taxes

Under the laws of its jurisdiction of incorporation in force at 13 October 2008, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, documentary or similar tax be paid on or in relation thereto.

12.17	Pari passu obligations

The Account Party’s obligations under this Agreement and the other Finance Documents will rank at least pari passu with all of its other unsecured and unsubordinated obligations and liabilities from time to time outstanding other than as preferred by any bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally.

12.18	No commissions or rebates

There are no commissions, rebates, premiums or other payments by or to or for the account of any Obligor, its shareholders or directors in connection with the transactions contemplated by this Agreement, other than as disclosed to the Agent in writing.

12.19	Insolvency

12.19.1	No Obligor has admitted its inability to pay its debts or suspended making payments on any of its debts.

12.19.2	No Obligor, by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its Financial Indebtedness.

12.19.3	The aggregate value of the assets of the Group is not less than its aggregate liabilities (taking into account contingent and prospective liabilities).

12.20	Money Laundering

The performance of the obligations of the Account Party under this Agreement and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law or regulatory measure relating to money laundering as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Communities or any equivalent law or regulatory measure in any other jurisdiction.

12.21	Continuing nature of representations and warranties

12.21.1	Max Capital agrees that the representations given by it set out in this Clause ý12 shall be deemed to be repeated on the first Application Day and on the first Issuance Date with reference to the facts and circumstances then subsisting, as if made on such date.

12.21.2	Max UK agrees that the representations given by it set out in this Clause ý12 shall be deemed to be repeated on each Application Day (other than the first such day) and on each Issuance Date (other than the first such date) with reference to the facts and circumstances then subsisting, as if made on such date.

13.	UNDERTAKINGS

13.1	Duration of undertakings

The Account Party shall comply with the undertakings contained in this Clause ý13 which shall remain in force from the date of this Agreement to the end of the Security Period.

13.2	General undertakings

The Account Party shall:

13.2.1	perform and observe the several covenants and obligations imposed upon it under the Finance Documents;

13.2.2	inform the Agent promptly upon becoming aware of any litigation, arbitration, tax claim or administrative proceeding instituted or threatened and of any other occurrence of which it becomes aware which may materially adversely affect:

(a)	its ability, or the ability of any other Obligor, to perform its obligations under the Finance Documents;

(b)	the financial condition, business, assets or prospects of the Account Party; or

(c)	the security constituted by the Finance Documents;

13.2.3	maintain its corporate existence as a corporation duly organised, validly existing and (if incorporated in a jurisdiction other than the United Kingdom) in good standing in its place of incorporation;

13.2.4	obtain and maintain in force, and promptly furnish certified copies to the Agent of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary for the continued due performance of its obligations under the Finance Documents or which may be required for the validity, enforceability or admissibility in evidence of the Finance Documents;

13.2.5	ensure that its obligations under the Finance Documents rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations from time to time outstanding save those which are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws;

13.2.6	promptly after the happening of any Event of Default or Potential Event of Default, notify the Agent of such event and of the steps (if any) which are being taken to remedy it;

13.2.7	pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting the same in good faith by appropriate proceedings;

13.2.8	keep proper books of account in respect of its business in accordance with generally accepted accounting principles consistently applied and on reasonable notice whenever so requested by the Agent (acting reasonably) make the same available for inspection on a working day during business hours by or on behalf of the Agent in confidence (on the basis specified in Clause ý13.2.9 as if the books of account concerned were information provided to the Agent);

13.2.9	provide the Agent in confidence (on the basis that the Agent may disclose the information to the Banks provided that at the time of such disclosure the Agent informs the Banks that the information was provided on a confidential basis and the Banks treat and hold such information for all purposes as confidential) with such financial and other information concerning itself and its affairs as the Agent or the Banks may from time to time reasonably require (in addition to the matters referred to in Clause ý14) together with copies of any other financial reports that any of the Obligors are required to prepare by Lloyd’s under Lloyd’s Rules or by any regulator or governmental entity;

13.2.10	(if the Agent in its reasonable opinion considers that the Account Party’s financial position or prospects are deteriorating and the Agent so requests), give independent auditors appointed to carry out a review of its affairs at the cost (if no Event of Default is continuing) of the Agent all reasonable assistance in that regard;

13.2.11	not more than twice each year, within 30 days after each Coming Into Line Date, and at such other times as the Agent may request, provide the Agent with a certificate signed by its chief financial officer or chief executive officer confirming (a) that it is, as at the date of such certificate, in compliance with its obligations under the Finance Documents and that, so far as it is aware, no Event of Default has occurred, or, if any has occurred, none is continuing and (b) that the Managing Agent has adhered in all material respects to Lloyd’s requirements with regard to the investment of syndicate funds; and

13.2.12	promptly provide, at the request of the Agent, any information reasonably requested by the Agent or any of the Banks pursuant to any anti-money laundering legislation, regulation, procedures applicable to it from time to time so as to ensure compliance by any Bank, its employees, officers and directors with any such anti-money laundering legislation, regulation or procedures; and

13.2.13	procure that the Corporate Members which are party to any of the Quota Share Agreements do not:

(a)	amend or waive any term of the Quota Share Agreements other than an amendment or waiver relating to an administrative matter or otherwise without the prior written consent of the Agent (acting at the direction of the Majority Banks), such consent not to be unreasonably withheld;

(b)	terminate the Quota Share Agreements other than with the prior written consent of the Agent (acting at the direction of the Majority Banks);

(c)	take any action which might jeopardise the existence or enforceability of the Quota Share Agreements; or

(d)	do anything (by act or omission) to challenge or which would prejudice any rights or interest of the Security Trustee in the security created by the Relevant Quota Share Assignments over the Quota Share Agreements.

13.3	Disposals

13.3.1	Except as provided below, no member of the Max UK Group may without the prior consent of the Agent (not to be unreasonably withheld), either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

13.3.2	Clause ý13.3.1 does not apply to any disposal:

(a)	of receivables by way of sale or assignment;

(b)	approved by the Majority Banks; or

(c)	where the higher of the market value and consideration receivable (when aggregated with the higher of the market value and consideration for any other disposal not allowed under the preceding subparagraphs) does not exceed, in aggregate, £3,000,000 or its equivalent in any financial year of the Max UK Group.

13.4	Financial Indebtedness

13.4.1	Except as provided below, no member of the Max UK Group may incur any Financial Indebtedness.

13.4.2	Clause ý13.4.1 does not apply to:

(a)	any Financial Indebtedness incurred under the Finance Documents;

(b)	Financial Indebtedness outstanding on the date of this Agreement and advised to the Agent and renewals, refinancing and extensions thereof; provided that after giving effect to any such renewal, refinancing or extension no breach of Clause ý14.1.4 or Clause ý14.1.5 shall exist or shall result therefrom and there shall be no increase in the principal amount of such refinanced, renewed or extended Financial Indebtedness except as provided in the agreement under which it arises as in force at the date of this Agreement;

(c)	Financial Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through capital leases), in an aggregate principal amount at any time outstanding not greater than £2,000,000;

(d)	unsecured inter-company Financial Indebtedness arising from loans made by (i) one Obligor to the other, and (ii) any Subsidiary to any Obligor that shall be subordinated in right of payment to the payment obligations under this Agreement on terms and conditions satisfactory to the Agent;

(e)	Financial Indebtedness in connection with Hedging Obligations;

(f)	Financial Indebtedness in connection with accounts or claims payable incurred in the ordinary course of business and not exceeding £9,000,000 in the aggregate; or

(g)	Financial Indebtedness not otherwise permitted in this Clause ý13.4 not to exceed £10,000,000.

13.5	Maintenance of Finance Documents

Promptly upon the request of the Agent, the Account Party shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Agent may reasonably request from time to time in order to ensure that the obligations of the Account Party under this Agreement are secured by a perfected first fixed charge on the Deposit Account pursuant to an Account Security Deed, the Investment Collateral pursuant to a Security Assignment and, following execution of the Quota Share Agreements, valid assignments of the Quota Share Agreements pursuant to the Quota Share Assignments.

13.6	Consent of Banks required

The Account Party shall not except with the prior written consent of the Agent (acting with the consent of all the Banks):

13.6.1	except in the ordinary course of business or in a disposal referred to in clause ý13.3.2, convey, assign, transfer, sell or otherwise dispose of or deal with any of its real or personal property, assets or rights, whether present or future;

13.6.2	create or permit to exist any Encumbrance over any Deposit Account, any Collateral Account or the Quota Share Agreements except pursuant to the Finance Documents or, create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any other part of its undertaking, property, assets or rights, whether present or future (provided that where any such Encumbrance arises in the ordinary course of business, the Account Party shall promptly discharge the same);

13.6.3	consolidate, amalgamate or merge with any other entity;

13.6.4	cease carrying on the business it carries on at the date of this Agreement; or

13.6.5	alter any of the provisions of its articles of incorporation or byelaws or other constitutional documents which, in each case, would have a material adverse effect on the ability of the Account Party to perform any of its obligations under this Agreement or the Finance Documents.

13.7	Underwriting Standards and Investment Guidelines

The Account Party shall procure that the Managing Agent adheres in all material respects to Lloyd’s requirements with regard to the investment of syndicate funds.

13.8	Additional Collateral

Following the occurrence of an Event of Default which is continuing, the Account Party shall, at the request of the Agent, immediately provide (or procure the provision of) such additional collateral, as the Agent shall request, with the intent that the contingent obligations of the Banks under any Letter of Credit shall be fully collateralised and secured to the satisfaction of the Agent.

13.9	Collateral Cover

If:

13.9.1	the financial strength rating of Max Bermuda from AM Best is less than B++, the Account Party must provide collateral cover (or ensure that collateral cover is provided) in the form of Investment Collateral or Cash Collateral and in an amount equal to the face value of each issued Letter of Credit, such collateral cover to be provided within 2 Banking Days of the date on which the relevant financial strength rating becomes less than B++; or

13.9.2	any Obligor or any Relevant Corporate Member reports on its solvency statements prepared by Lloyd’s a solvency deficit in its individual open year of account and the applicable amount is not funded directly at Lloyd’s by depositing cash or similar assets into the relevant Corporate Member’s personal reserves by 30 June and 31 December of the corresponding calendar year, the Account Party must provide collateral cover (or ensure that collateral cover is provided) in the form of Investment Collateral or Cash Collateral in an amount equal to the relevant solvency deficit or residual solvency deficit if part funded, such collateral cover to be provided within 2 Banking Days of 30 June and 31 December of the corresponding calendar year;

13.9.3	notice of termination of a Letter of Credit is served in accordance with the provisions of Clause ý3.10 all amounts payable under such Letter of Credit shall be fully collateralised in the form of Investment Collateral or Cash Collateral within 3 Banking Days following the 31 December of the applicable last year of account except where the appropriate Corporate Member does not provide any underwriting capacity to any Syndicate for the following underwriting year of account, in which case, such collateralisation will only be required from the date falling 18 months after 31 December of the last year of account agreed to have been supported by the applicable Letter of Credit;

13.9.4	the net loss to the Syndicate on any RDS would, without the prior written consent of the Majority Banks (not to be unreasonably withheld of delayed), exceed 20% of the Syndicate’s overall premium limit for the year of account concerned then all amounts payable under each Letter of Credit shall be fully collateralised in the form of Investment Collateral or Cash Collateral within 3 Banking Days of the date on which the relevant net loss would exceed the specified percentage or, if at any time Lloyd’s redefines any existing RDS or prescribes any new RDS which in each case is applicable in respect of the Syndicate, within 30 Banking Days of the date on which the relevant loss would exceed the specified percentage;

13.9.5	other than by the Max Corporate 2 Quota Share Addendum, an Obligor makes or permits to be made any amendment to either of the Quota Share Agreements that shortens the term of the reinsurance thereunder or reduces the reinsurance recoveries thereunder or changes the governing law or jurisdiction thereof or makes or permits to be made any amendment to any Lloyd’s Security and Trust Deed that reduces the sums payable thereunder (other than as required by Lloyd’s) in either case without the prior written consent of the Agent (acting at the direction of the Majority Banks), such consent not to be unreasonably withheld and to be deemed to be granted if not expressly withheld within 20 Banking Days of the request therefor, the Account Party must provide collateral cover in the form of Investment Collateral or Cash Collateral in an amount equal to the face value of each issued Letter of Credit, such collateral cover to be provided within 15 Banking Days of the date of such amendment;

13.9.6	(a) it is or becomes unlawful for the Collateral Provider to perform any of its material obligations under either Quota Share Agreement;

(b)	either Quota Share Agreement is not effective in accordance with its terms or is alleged by the Collateral Provider to be ineffective in accordance with its terms for any reason;

(c)	the Collateral Provider repudiates or terminates either Quota Share Agreement or evidences an intention to repudiate or terminate either Quota Share Agreement other than as permitted in the Quota Share Assignment in respect of that Quota Share Agreement;

(d)	the Collateral Provider fails to pay any amount of premium or fees due and payable under the Quota Share Agreement to which it is party within any cure period allowed thereunder or breaches any material term of its Quota Share Agreement;

(e)	the Collateral Provider ceases, or threatens to cease, to carry on business; or

(f)	the Collateral Provider does not provide the Agent with a copy of the Max Quota Share Agreement in the form acceptable to the Agent acting reasonably, certified by an officer of the Account Party, by the later of (i) the date falling 3 Banking Days after the Coming Into Line Date in relation to Max Corporate for the 2009 year of account and (ii) the date falling 15 Banking Days after Completion;

the Account Party must provide collateral cover (or ensure that collateral cover is provided) in the form of Investment Collateral or Cash Collateral in an amount equal to the face value of each issued Letter of Credit, such collateral cover to be provided within 15 Banking Days of the relevant event.

13.10	Option regarding collateralisation

Whenever the Account Party is required to provide additional collateral pursuant to this Clause ý13 it shall have the option of providing some or all of the amount that would otherwise be required by providing or procuring the provision of FAL to Lloyd’s in that amount in reduction or replacement of Letters of Credit then in issue.

14.	FINANCIAL COVENANTS

14.1	Financial Covenants Definitions
	14.1.1	In this Clause ý14:

"Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all warrants, rights or options to purchase any of the foregoing;

"Consolidated Net Income” means, for any period, for Max Bermuda and its Subsidiaries on a consolidated basis, the net income of Max Bermuda and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period calculated in accordance with US GAAP;

"Fiscal Quarter” means any quarter of a Fiscal Year;

"Fiscal Year” means any period of twelve consecutive calendar months ending on the last day of December;

"Intangible Assets” means, on a consolidated basis, the intangible assets of any applicable party including goodwill and deferred acquisition costs;

"Tangible Net Worth” means on any date the consolidated shareholders’ equity of any applicable party less Intangible Assets, in each case on that date;

"Total Debt” means, on any date, the aggregate principal amount (including any interest, fees or other amounts added thereto) of all Financial Indebtedness of the Group on that date, determined on a consolidated basis in accordance with US GAAP, provided however, that Total Debt shall (a) not include any obligations in respect of letters of credit which have not been drawn or have been drawn but reimbursed by the person for whose account such letter of credit was issued and (b) include only that portion of the Total Return Equity Swaps, including notional value additions, which is treated as indebtedness by A.M. Best Company. On the date of this Agreement, A.M. Best Company currently treats 0% of the existing Total Return Equity Swap as indebtedness;

"Total Debt to Total Capitalization Ratio” means the ratio of (a) Total Debt to (b) the sum of total Debt plus US GAAP Net Worth of Max Capital;

"Total Return Equity Swap” means (a) the total return equity swap entered into by Max Bermuda in connection with the common shares of Max Diversified Strategies Ltd., (b) Financial Indebtedness of Max Bermuda secured by the common shares of Max Diversified Strategies Ltd. which is incurred for the purpose of acquiring assets which qualify to be held in trusts which secure Max Bermuda’s obligations under reinsurance agreements and primary policies, and (c) any substantially similar financial arrangement or transaction entered into by the Group;

"Unencumbered Assets” means, on any date, the amount of the consolidated assets of an applicable party less (a) Intangible Assets, (b) reserves, (c) assets subject to any Security Interest and (d) assets held by Subsidiaries of the applicable party, provided that for purposes of this definition, if the average rating of the consolidated assets as adjusted pursuant to subsections (a) through (d) shall be less than A+, the amount of the consolidated assets shall be further reduced by excluding such assets as are necessary to increase the average rating of the such adjusted consolidated assets to A+ or better; and

"US GAAP Net Worth” means shareholders’ equity calculated in accordance with US GAAP.

14.1.2	US GAAP Net Worth of Max Bermuda

At all times during the Security Period, the US GAAP Net Worth of Max Bermuda shall not be less than the sum of (a) the Minimum Net Worth, plus (b) an amount equal to 50% of the Consolidated Net Income of Max Bermuda (with no deduction for any consolidated net loss) in each Fiscal Quarter of the applicable Fiscal Year, plus, commencing with the Fiscal Quarter ended December 31, 2008, (c) an amount equal to 50% of the aggregate increases in shareholders’ equity of Max Bermuda by reason of the issuance and sale of Capital Stock of Max Bermuda or other capital contributions in each Fiscal Quarter of the applicable Fiscal Year. The initial Minimum Net Worth shall be US$1,078,442,000. On the date that financial statements are delivered pursuant to Clause ý14.3.1, the Minimum Net Worth will be recalculated to be the greater of (x) the required Minimum Net Worth as of the first day of the previous Fiscal Year (without giving effect to the increases referred to in the previous sentence) and (y) 65% of the US GAAP Net Worth of Max Bermuda as of such Fiscal Year end.

14.1.3	Leverage Ratio

Max Capital shall ensure that, at all times during the Security Period, the Total Debt to Total Capitalization Ratio does not exceed 35%.

14.1.4	Tangible Net Worth of Account Party

The Account Party shall, at all times during the Security Period, ensure that its Tangible Net Worth shall not be less than the unsecured portion (which means that part of a Letter of Credit not covered by Cash Collateral or Investment Collateral less (a) in 2008 70% or (b) in 2009 and thereafter the stated quota share percentage in the Max Quota Share Agreement of the amount of Letters of Credit in issue) of Letters of Credit in issue under this Agreement provided that this Clause ý14.1.4 shall not apply if all Letters of Credit are to be fully collateralised pursuant to Clause ý13.9.

14.1.5	Letters of Credit Coverage

The unsecured portion of Letters of Credit issued under this Agreement (having the meaning given in Clause ý14.1.4) will at all times be covered by at least 115% of Unencumbered Assets of Max UK.

14.2	Interpretation

14.2.1	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the financial statements supplied to the Agent by the Account Party.

14.2.2	Any amount in a currency other than Sterling is to be taken into account at its Dollar equivalent calculated on the basis of:

(a)	the Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(b)	if the amount is to be calculated on the last day of a financial period of an Obligor, the relevant rates of exchange used by that Obligor in, or in connection with, its financial statements for that period.

14.2.3	No item must be credited or deducted more than once in any calculation under this Clause.

14.3	Financial and other information

The Account Party must provide the Agent (with sufficient copies for each Bank) with:

14.3.1	within 90 days of the end of each financial year of the Account Party, Max Capital and Max Bermuda (starting with the financial year ended 31 December 2008), certified copies of its consolidated profit and loss account and balance sheet prepared in a form consistent with US GAAP consistently applied and audited by an internationally recognised firm of independent auditors licensed to practise in the jurisdiction of incorporation of the company concerned;

14.3.2	the Franchise Performance Management Quarterly Monitoring Returns for the Syndicate, as soon as they are available and in any event within 3 days of them being delivered to Lloyds;

14.3.3	on a quarterly basis, details of all letters of credit facilities entered into by the Group and letters of credit issued under such facilities, provided that such obligation may be satisfied by notification to the Agent of the documents filed with the US Securities and Exchange Commission containing such details;

14.3.4	within 45 days from the end of the first three calendar quarters of each year, quarterly financial statements of the Account Party, Max Capital and Max Bermuda;

14.3.5	the annual solvency statements prepared by Lloyd’s for the corporate members of the Syndicate, within 3 days of them being received from Lloyd’s;

14.3.6	(a) a summary of the realistic disaster scenario calculations for each relevant Syndicate, within 3 days of them being received from Lloyd’s by the Account Party;

(b)	a summary of any material changes in the definition of Realistic Disaster Scenario prescribed by Lloyd’s, together with a summary, in form and substance satisfactory to the Agent of the impact of those changes on the covenant referred to in Clause ý13.9.4, within 30 days of the relevant member of the Group receiving notification from Lloyd’s of that change;

14.3.7	a Borrowing Base Certificate in respect of the last day of each calendar month (or such other shorter period as the Agent may request), as soon as it is available and within 10 days of the end of each calendar month; and

14.3.8	such other financial reports as the Syndicate and/or the Account Party may be required to provide to Lloyd’s or to any other regulator or government authority from time to time.

14.4	Compliance Certificate

14.4.1	Within 45 days of the end of each quarter, the Account Party must supply to the Agent a Compliance Certificate prepared as at the last day of such quarter (the “Reference Date”).

14.4.2	A Compliance Certificate must be signed by a director of the Account Party.

15.	EVENTS OF DEFAULT

15.1	Defaults
There shall be an Event of Default if any one or more of the following happen:
	15.1.1	Non-payment

The Account Party or, as the case may be, any other Obligor either (a) fails to make any payment due under any of the Finance Documents on its due date unless such failure to pay is caused by technical difficulties within the banking system in relation to the transmission of funds and payment is made within 5 Banking Days of such date, or, in respect of moneys payable on demand (unless otherwise specifically provided), within 5 Banking Days from the date of such demand or (b) fails to comply with the provisions of Clause ý13.9 strictly in accordance with its terms.

15.1.2	Non-compliance

The Account Party or any other Obligor does not comply with any other term of the Finance Documents to which it is party not already referred to in this Clause, unless the non compliance:

(a)	is capable of remedy; and

(b)	is remedied within 20 Banking Days of the Agent giving notice to the Account Party or such other Obligor.

15.1.3	Representations

A representation or warranty made by or repeated by an Obligor in any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated.

15.1.4	Unlawfulness and repudiation

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

(d)	The Security Trustee shall fail to have:

(i)	following execution of an Account Security Deed and completion of any registration in respect thereof, a perfected first fixed charge in respect of a Deposit Account; or

(ii)	following execution of the Quota Share Assignments, a valid assignment by way of security of each of the Quota Share Agreements (other than following expiry or termination thereof in accordance with their terms or with the Finance Documents).

15.1.5	Cross-default

Any of the following occurs in respect of any Obligor:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (however described),

unless the aggregate amount of Financial Indebtedness falling within all or any of Clause ý15.1.5(a) to ý15.1.5(c) above is less than £10,000,000 (or its equivalent in any other currency).

15.1.6	Insolvency

Any of the following occurs in respect of any Obligor:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	a moratorium is declared in respect of any of its indebtedness.

If a moratorium occurs in respect of any Obligor, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

15.1.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of any Obligor:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its assets;

(v)	an order for its winding up, administration or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it and any of its assets;

(vii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(viii)	any other analogous step or procedure is taken in any jurisdiction.

15.1.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affecting any asset(s) of the Account Party or any other Obligor having an aggregate value of at least £10,000,000 is not discharged or stayed within 30 days.

15.1.9	Cessation of business

Any member of the Max UK Group ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

15.1.10	Illegality

It is or becomes illegal for the Account Party to make or maintain any of its obligations under any Finance Document.

15.1.11	Material adverse change

Any event or circumstance occurs which the Agent reasonably believes would have a material adverse effect on the ability of the Account Party to perform its obligations under this Agreement.

15.1.12Ownership
15.2	An Obligor (other than Max Capital) ceases to be a Subsidiary of Max Capital. Banks’ remedies

Upon the occurrence of an Event of Default and at any time thereafter whilst it is continuing, without prejudice to any of the rights and remedies of any Creditor Party under any of the other Finance Documents or otherwise, the Agent may, and shall if so requested by the Majority Banks, take any one or more of the following actions:

15.2.1	by written notice to the Account Party declare the commitment of the Issuing Bank to issue any Letter of Credit cancelled, whereupon such commitment shall be cancelled;

15.2.2	enter into any agreement or arrangement which the Banks shall think fit for the cancellation, discharge, release, reduction, compromise and/or return of any or all of the Letters of Credit then outstanding and/or any actual or contingent obligation or liability thereunder; and

15.2.3	take steps to exercise the rights and remedies conferred upon the Creditor Parties by this Agreement and the other Finance Documents and exercisable on or after the occurrence of an Event of Default.

16.	FEES, EXPENSES AND INDEMNITIES

16.1	L/C Commissions

16.1.1	In respect of any Letter of Credit issued pursuant to this Agreement, the Account Party shall pay to the Agent (for the benefit of the Banks) a commission payable quarterly in arrears calculated as follows:

(a)	at a rate of 0.50% per annum (to increase to 0.70% per annum in the event that the financial strength rating of Max Bermuda Ltd by AM Best is below A-) on such part of such Letter of Credit as is secured by either Investment Collateral or Cash Collateral; and

(b)	at a rate (the “Commission Rate”) which shall be calculated by the Agent in accordance with Clause ý16.1.2 on such part of such Letter of Credit as is not secured by Investment Collateral or Cash Collateral;

and such commission shall be payable from the date of issue of such Letter of Credit until the earlier of the date of final expiration of the Letter of Credit or such date as the Letter of Credit is cancelled.

16.1.2	Subject to the other provisions of this Clause, the Commission Rate will be calculated by reference to the table below:

S&P or Moody's Senior Unsecured	Commission Rate (per cent. per annum)
Credit Rating of Max Capital
> A-/A3	1.90

BBB+/Baal	2.15

BBB/Baa2	2.40

BBB-/Baa3	2.65

< BBB-/Baa3	3.15

If there is a split rating (by one rating-level), the higher rating will apply; in the case of a multiple split rating (by more than one rating-level), the rating that is one level lower than the higher rating will apply; if there is only one rating, the rating one level lower than such rating will apply; and if there is no rating, the lowest rating set forth above will apply.

16.1.3	The Account Party must, as soon as practicable, notify the Agent of any publication or announcement by S&P or Moody’s of a change in the financial strength rating of Max Capital.

16.1.4	Any change in the Commission Rate will, subject to Clause ý16.1.5, apply on the Banking Day following publication or announcement of a change in rating.

16.1.5	For so long as an Event of Default is continuing, the Commission Rate will be the highest applicable rate, being 3.15% per annum.

16.1.6	The Commission Rate shall be calculated on the basis of actual days elapsed and a 365 day year.

16.2	Fees

16.2.1	The Account Party shall also pay to the Agent (for the benefit of the Banks) the fees specified in the Fee Letters.

16.2.2	Each such fee shall be deemed earned once it becomes due as provided above, and, once paid, shall not be returnable in whole or in part in any circumstances.

16.2.3	The Applicant must also pay to the Agent (for the benefit of each Bank) a commitment fee computed at the rate of 0.25% per annum on the undrawn, uncancelled amount of each Bank’s Commitment. Accrued commitment fee is payable quarterly in arrears. Accrued commitment fee is also payable to the Agent (for the benefit of the Banks) on the date the Commitments of the Banks are cancelled in full.

16.3	Indemnity against costs

The Account Party shall pay to the Creditor Parties on demand, and the Account Party shall indemnify and keep the Creditor Parties indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees properly incurred and expenses on a full indemnity basis) and taxes thereon suffered or incurred by the Creditor Parties:

16.3.1	in the negotiation, preparation, printing, execution and registration of this Agreement and the other Finance Documents (subject to such overall limit as may be separately agreed by the parties);

16.3.2	in the enforcement or preservation or the attempted enforcement or preservation of any of the Creditor Parties’ rights and powers under this Agreement and the other Finance Documents or of the security constituted by the Finance Documents; and

16.3.3	in connection with any actual or proposed amendment of or supplement to this Agreement or any other of the Finance Documents, or with any request of the Agent to grant any consent or waiver in respect of any provision of this Agreement or any other of the Finance Documents, whether or not the same is given.

16.4	Stamp duties

The Account Party shall pay any and all stamp, documentary, registration and like taxes or charges imposed by governmental authorities in relation to this Agreement and the other Finance Documents, and the Account Party shall indemnify the Creditor Parties against any and all liabilities with respect to, or resulting from, delay or omission on the part of the Account Party to pay such taxes or charges.

16.5	General indemnities

The Account Party shall pay to each Creditor Party on demand, and shall indemnify each Bank against any losses, expenses or liabilities (as to the amount of which such Creditor Party’s certificate shall, in the absence of manifest error, be conclusive evidence) suffered or incurred by such Creditor Party in connection with or as a result of:

16.5.1	any Letter of Credit which the Issuing Bank (on behalf of the Banks) has agreed to issue or make, not being issued or made or being cancelled by reason of the operation of any one or more of the provisions of this Agreement, other than as a result of a default by such Bank;

16.5.2	any default in payment by the Account Party of any sum due under the Finance Documents on its due date; or

16.5.3	the occurrence or continuance of an Event of Default and/or a Potential Event of Default.

16.6	Currency indemnity

The following shall apply if any amount is received or recovered by any Creditor Party in respect of any moneys or liabilities due, owing or incurred by the Account Party to such Creditor Party (whether as a result of any judgment or order of any court or in the bankruptcy, administration, reorganisation, liquidation or dissolution of the Account Party or by way of damages for any breach of any obligation to make any payment to such Creditor Party in a currency (the “Currency of Payment”) other than Pounds Sterling in whatever circumstances and for whatever reason:

16.6.1	such receipt or recovery shall only constitute a discharge by the Account Party to the extent of the amount in Pounds Sterling which such Creditor Party is able or would have been able, on the date or dates of receipt by it of such payment or payments in the Currency of Payment (or, in the case of any such date which is not a Banking Day, on the next succeeding Banking Day), to purchase Pounds Sterling in the foreign /exchange market of its choice with the amount or amounts so received;

16.6.2	if the amount of Pounds Sterling which such Creditor Party is so able to purchase falls short of the amount originally due to such Bank, the Account Party shall indemnify and hold such Creditor Party harmless against any loss or damage arising as a result of such shortage by paying to such Bank that amount in Pounds Sterling certified by such Creditor Party as necessary to so indemnify and hold harmless such Creditor Party;

16.6.3	this indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Creditor Party from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order; and

16.6.4	the certificate of such Creditor Party as to the amount of any such loss or damage (which shall be deemed to constitute a loss suffered by such Creditor Party) shall (save in case of manifest error) for all purposes be conclusive and binding on the Account Party.

16.7	Survival of indemnities

The indemnities contained in the Finance Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

17.	GUARANTEE

17.1	In consideration of the Banks entering into this Agreement or otherwise providing or continuing to make banking facilities available to the Account Party, or granting time to the Account Party, the Guarantor hereby irrevocably and unconditionally:

17.1.1	guarantees to the Security Trustee the due and punctual payment by the Account Party of all the Outstanding Indebtedness; and

17.1.2	undertakes as primary obligor and not as surety only that, if and whenever the Account Party fails to pay on the due date any fees as part of the Outstanding Indebtedness, the Guarantor shall pay, or cause to be paid by a member of the Group, such sum on demand to the Security Trustee.

17.2	As a separate and independent stipulation, the Guarantor hereby irrevocably and unconditionally agrees that, if any amounts hereby guaranteed are not recoverable on the footing of a guarantee, whether by reason of any legal limitation, disability or incapacity on or of the Account Party or any other fact or circumstance, whether known to the Security Trustee or the Guarantor or not, then such amounts shall nevertheless be recoverable from the Guarantor as sole or principal debtor and shall be payable by the Guarantor on demand.

17.3	If the Guarantor fails to pay on the due date any sum (whether of principal, interest or otherwise) due under this Guarantee, interest will accrue, and become payable upon demand by the Security Trustee, upon the sum unpaid from and including the date upon which it fell due at the Default Rate for periods of such duration as the Security Trustee may determine from time to time. For so long as the default continues such rate of interest shall be recalculated on a similar basis at the end of each successive period so determined by the Security Trustee. Any such interest which is not paid when due shall be compounded at the end of each such period determined by the Security Trustee for so long as it remains unpaid.

17.4	Continuing obligations

The obligations of the Guarantor are a continuing guarantee and will extend to the ultimate balance of all sums payable by the Account Party under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.5	Reinstatement

If any discharge of the Outstanding Indebtedness or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or to be reinstated or otherwise without limitation, the liability of the Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

17.6	Waiver of defences

The obligations of the Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it). This includes:

17.6.1	any time or waiver granted to, or composition with, any person;

17.6.2	any release of any person under the terms of any composition or arrangement;

17.6.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

17.6.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.6.5	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

17.6.6	any amendment (however fundamental) of a Finance Document or any other document or security;

17.6.7	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

17.6.8	any insolvency or similar proceedings.

17.7	Immediate recourse

17.7.1	The Guarantor waives any right it may have of first requiring the Security Trustee to proceed against or enforce any other right or security or claim payment from any person before claiming from the Guarantor under this Clause.

17.7.2	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.8	Appropriations

Until all amounts which may be or become payable by the Guarantor have been irrevocably paid in full, the Security Trustee may without affecting the liability of the Guarantor under this Clause:

17.8.1	refrain from applying or enforcing any other moneys, security or rights held or received; or

17.8.2	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise).

17.9	Non-competition

Unless:

17.9.1	all amounts which may be or become payable by the Guarantor have been irrevocably paid in full; or

17.9.2	the Agent otherwise directs

the Guarantor will not after a claim has been made or by virtue of any payment or performance by it under this Clause:

(a)	be subrogated to any rights, security or moneys held, received or receivable by the Security Trustee;

(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of its liability under this Clause; or

(c)	claim, rank, prove or vote as a creditor of its estate in competition with the Security Trustee.

17.10	Additional Security

The rights of the Security Trustee under this Clause are in addition to and are not in any way prejudiced by any other security now or subsequently held by it.

18.	INCREASED COST

18.1	Causes of increased cost

This Clause ý18 applies to any Bank (the “Affected Bank”) if as a result of (a) the introduction of or any change in any applicable law, regulation or official directive (whether or not having the force of law), or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, or (b) compliance with any directive, request or requirement from any applicable governmental, fiscal or monetary authority (whether or not having the force of law):

18.1.1	there is any change in the basis of taxation (other than the basis of taxation of the Affected Bank’s overall net income) of payments by the Account Party to the Affected Bank;

18.1.2	there is any change in the basis of taxation of payments by the Affected Bank of principal or interest on, or otherwise in respect of, deposits taken from third parties to enable the Affected Bank to issue any Letter of Credit;

18.1.3	any reserve, special deposit, cash ratio, liquidity or other requirements are imposed, modified or deemed applicable against assets held by or deposits in or for the account of, or loans by, the Affected Bank (including, without limitation, any such requirements arising out of the implementation of any regulations which may replace those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Structures”); or

18.1.4	any other condition is imposed on the Affected Bank in respect of the transactions contemplated by this Agreement or any other of the Finance Documents,

18.2	and, as a result, the Affected Bank incurs an increased cost. Types of increased cost

An increased cost is:

18.2.1	any additional cost to the Affected Bank of issuing any Letter of Credit or entering into this Agreement;

18.2.2	any reduction in any amount payable or the effective return to the Affected Bank under this Agreement; or

18.2.3	the amount of any payment made by the Affected Bank or the amount of any interest or other return forgone by the Affected Bank calculated by reference to any amount received or receivable by the Affected Bank from any other person who is a party to this Agreement or any Finance Documents.

18.3	Notification

The Affected Bank shall promptly notify the Agent, the other Banks and the Account Party of any increased cost incurred by the Affected Bank.

18.4	Indemnification of Bank

The Account Party shall pay to the Affected Bank from time to time upon demand such additional moneys as the Affected Bank shall specify to be necessary to indemnify the Affected Bank for any increased cost.

18.5	No defence

It shall not be a defence to a claim by the Affected Bank under this Clause ý18 that any increased cost could have been avoided by the Affected Bank. However, each Creditor Party shall, in consultation with the Account Party, take all reasonable steps to mitigate any circumstances which arise or would result in any amount becoming payable under or pursuant to Clause ý18, including, but not limited to, its rights and obligations under the Finance Documents being moved to an affiliate or another facility office.

18.6	Market disruption
In this Agreement a “Market Disruption Event” shall occur if:
	18.6.1	on or about noon on the Quotation Day the Screen Rate is not available; or

18.6.2	before close of business in London on the Quotation Day, the Agent receives notification from a Bank (an “Affected Bank”) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR or that such Bank is unable on the Quotation Day to obtain matching deposits in the London interbank market in sufficient amounts to enable it to fund any applicable amount.

If a Market Disruption Event occurs and the Agent, the Affected Bank (if applicable) and/or the Account Party so require, the Agent and the Account Party shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining a rate of interest. Any alternative basis so agreed shall, with the prior consent of the Account Party and all the Banks or (as the case may be) the Affected Bank, be binding on all of the parties. In the absence of such agreement, LIBOR shall be determined by the Agent to be equal to the cost of funds of the Banks (or the relevant one of them) in obtaining such matching deposits, having used reasonable endeavours to keep such costs to a minimum.

18.7	Separate debt

Any amount due from the Account Party under this Clause ý18 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

19.	ILLEGALITY

19.1	Causes of illegality

This Clause ý19 applies if the introduction of, or any change in, any applicable law or regulation, or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, makes it unlawful for a Bank (the “Affected Bank”) to maintain or give effect to its obligations under this Agreement.

19.2	Notification

The Affected Bank shall promptly notify the Agent, the other Banks and the Account Party of the occurrence of any of the circumstances described in Clause ý19.1.

19.3	Mandatory prepayment

On so notifying the Account Party, the Affected Bank’s obligations under this Agreement shall terminate at the end of the expiry of 30 Banking Days’ notice (unless the circumstances necessitate termination forthwith) and the Account Party shall provide cash cover to the Affected Bank for all amounts for which the Affected Bank is actually or contingently liable under all Letters of Credit then outstanding promptly on demand on such termination.

19.4	Force majeure

No Bank will be liable for any failure on its part to issue any Letter of Credit resulting, directly or indirectly, from any action, inaction or purported action of any government or governmental agency or any strike, boycott or blockade or any cause whatsoever outside its control.

20.	THE AGENT

20.1	Appointment of Agent

Each Bank hereby irrevocably appoints and authorises the Agent to act as its agent under this Agreement and the other Finance Documents.

20.2	Agent’s powers and discretions

The Agent shall have the powers and discretions:

20.2.1	which are expressly delegated to the Agent by the terms of this Agreement and the other Finance Documents;

20.2.2	which the applicable Majority Banks consider appropriate and give to the Agent (generally or in a particular case) with the Agent’s consent;

20.2.3	which the Agent considers to be reasonably incidental to the discharge and performance of any of its functions under this Agreement or any of the other Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the applicable Majority Banks; and

20.2.4	to instruct the Issuing Bank to issue Letters of Credit on behalf of the Banks.

20.3	Agent is agent only

The relationship between the Agent and each Bank is that of agent and principal only. Nothing in this Agreement or the other Finance Documents shall constitute the Agent a trustee or fiduciary for any Bank or any other person and no action taken by the Banks pursuant hereto or thereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity.

20.4	Agent to have no responsibility to Account Party

In performing its functions and duties under this Agreement and the other Finance Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Account Party or any other Obligor in any circumstances whatsoever.

20.5	Matters within Agent’s authority

Subject to Clause ý20.6 and the other provisions of this Agreement and the other Finance Documents, the Agent is hereby irrevocably authorised by the Issuing Bank and the Banks in their name and on their behalf (and shall, if so directed by written notice from all of the Banks):

20.5.1	to waive, modify, vary or otherwise amend or excuse performance of any provisions of this Agreement or any of the other Finance Documents; and

20.5.2	to enforce or take or refrain from taking any other action or proceedings with regard to this Agreement or any of the other Finance Documents,

20.6	Notification of proposed waivers and amendments

Except in cases where the Agent is of the opinion that the Banks would be prejudiced by any delay in the Agent enforcing or taking action, in which event the Agent may, but shall not be obliged to, enforce or take action without prior notification to the Banks, the Agent shall be obliged to notify the Banks if it proposes to waive, modify, vary or otherwise amend or excuse performance of any provision of this Agreement or any of the other Finance Documents or to enforce or take or refrain from taking any action under Clause ý15.2 and the Agent shall not be entitled to proceed with that proposal unless the applicable Majority Banks shall give notice to the Agent agreeing to that proposal. The Agent shall be entitled to cancel that proposal if written notice pursuant to this Clause ý20.6 is not received within 5 days of the Banks being so notified by the Agent.

20.7	Agent to act in accordance with instructions of applicable Majority Banks

Subject to the provisions of this Agreement and the other Finance Documents, the Agent agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the applicable Majority Banks. Any such instructions given by the applicable Majority Banks shall be binding on all the Banks. In the absence of any such instructions, the Agent shall not be obliged to act.

20.8	Agent not required to act

In no event shall the Agent be required to take any action which exposes, or is likely to expose, the Agent to personal liability or which is contrary to the provisions of:

20.9	20.8.1this Agreement or any of the other Finance Documents; or 20.8.2any law, regulation or directive. Provision of copy documents to Banks

The Agent shall furnish each Bank with copies of:

20.9.1	any documents received by it under Clause ý10 (but the Agent shall not be obliged to review or check the accuracy or completeness thereof); and

20.9.2	if requested by any Bank, with copies of all documents received by the Agent under Clause ý10.

20.10	Provision of copy communications to Agent

Each Bank will, promptly after receipt or despatch thereof, forward to the Agent a copy of any communication:

20.10.1	sent by that Bank to the Account Party or any other Obligor; or

20.10.2	received by that Bank from the Account Party or any other Obligor and, in each case, relating to this Agreement or any of the Finance Documents.

20.11	Distributions of sums received and deductions by Agent

The Agent shall (subject to Clause ý5.2) distribute promptly to each Bank its due proportion of all sums received by the Agent on behalf of the Banks under this Agreement or any of the other Finance Documents, subject to the Agent’s right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Agent, become) due and payable to the Agent from that Bank.

20.12	Agent’s retention of fees and expenses

The Agent may retain for its own use and benefit (and shall not be liable to account to any Bank for all or any part of) any sums received by it by way of fees (and not payable to any Bank) or by way of reimbursement of expenses incurred by it.

20.13	Waiver on instructions of Majority Banks

Subject to Clauses ý20.6 and ý20.14, the provisions of this Agreement and any of the other Finance Documents may be waived, and (subject to the written agreement of each of the other parties thereto, other than the Banks) varied or amended, by the Agent acting on the written instructions of the applicable Majority Banks, in each case evidenced by an instrument in writing, and any such waiver, variation or amendment shall be binding upon all the Banks.

20.14	Consent of Agent and all Banks required

Nothing in Clause ý20.13 shall authorise the effecting, without the prior written consent of the Agent and all of the Banks, of:

20.14.1	any change in the definitions of “Majority Banks”, “Finance Documents” or “Letter of Credit”;

20.14.2	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal, interest, fees or other amounts payable under this Agreement;

20.14.3	any change in a Bank’s Commitment;

20.14.4	any extension of the Commitment Period;

20.14.5	any change to Clauses ý2, ý3, ý4, ý6, ý8, ý9, ý10, ý11, ý13, ý14, ý15, ý16, ý20, ý24 or ý30;

20.14.6	the release of any of the security created by or pursuant to the Finance Documents (or any of them); or

20.14.7	any other matter in respect of which the terms of this Agreement or any other of the Finance Documents expressly requires the agreement of all the Banks.

20.15	Account Party’s reliance upon Agent

At all times throughout the Security Period the Account Party shall be entitled to rely upon the advice of the Agent as to the giving of any approvals or consents or the exercise of any discretions by the Banks or any other act of the Banks as required by this Agreement and/or the other Finance Documents or any of them.

20.16	Consultation by Agent with Banks

The Agent shall, subject to Clause ý20.6, at all times:

20.16.1	consult with the Banks before giving any approvals or consents or exercising any discretions or performing any other act which may be given or exercised or performed by the Agent under this Agreement or any of the other Finance Documents; and

20.16.2	keep the Banks informed of each and every approval or consent given and each exercise of any such discretion and each performance of any such other act which the Agent may have performed on behalf of the Banks as required by this Agreement or any of the other Finance Documents.

20.17	Consent of Agent required

Notwithstanding the provisions of Clause ý20.13 and ý20.14, no provision of this Agreement or of any other of the Finance Documents which in any way relates to the duties, functions, powers or responsibilities of the Agent may be amended, waived or suspended without the prior consent of the Agent.

21.	THE SECURITY TRUSTEE

21.1	Trust Property defined

In this Clause ý21, “Trust Property” means:

21.1.1	all rights, title and interests that may be mortgaged, charged, pledged or assigned in favour of the Security Trustee under or by virtue of this Agreement and the other Finance Documents;

21.1.2	all rights granted to, or held or exercisable by, the Security Trustee by virtue of this Agreement and the other Finance Documents;

21.1.3	all moneys and other assets, which are received or recovered by or on behalf of the Security Trustee under or by virtue of any of the foregoing rights, including as a result of the enforcement or exercise of any such right; and

21.1.4	all moneys and other assets accrued in respect of or derived from any of the foregoing.

21.2	Duties of Security Trustee

The Security Trustee shall:

21.2.1	hold the Trust Property on trust for the Banks in accordance with provisions of this Agreement and the other Finance Documents; and

21.2.2	perform and exercise the rights and benefits vested in it and deal with the Trust Property in accordance with the provisions of this Agreement and the other Finance Documents.

21.3	Security Trustee to have no responsibility to Account Party

The Security Trustee does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Account Party or any other Obligor in any circumstances whatsoever.

21.4	Security Trustee’s powers and discretions

The Security Trustee shall have the powers and discretions:

21.4.1	which are expressly delegated to the Security Trustee by the terms of this Agreement and the other Finance Documents;

21.4.2	which the applicable Majority Banks consider appropriate and give to the Security Trustee (generally or in a particular case) with the Security Trustee’s consent;

21.4.3	which the Security Trustee considers to be reasonably incidental and conducive to the discharge and performance of any of its functions under this Agreement or any of the other Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the applicable Majority Banks; and

21.4.4	which are conferred on a trustee by the Trustee Act 1925 and any other applicable law for the time being in force.

21.5	Security Trustee to act in accordance with instructions of applicable Majority Banks

Subject to the provisions of the Agreement and the other Finance Documents, the Security Trustee agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Agent, or, if the Agent and the Security Trustee are the same person, the applicable Majority Banks. Any such instructions given by the applicable Majority Banks shall be binding on all the Banks. In the absence of any such instructions, the Security Trustee shall not be obliged to act.

21.6	Security Trustee not required to act

In no event shall the Security Trustee be required to take any action which exposes, or is likely to expose, the Security Trustee to personal liability or which is contrary to the provisions of:

21.7	21.6.1this Agreement or any of the other Finance Documents; or 21.6.2any law, regulation or directive. Provision of copy documents to Banks

The Security Trustee shall furnish the Agent, or, if the Agent and the Security Trustee are the same person, each Bank, with copies of any documents received by it under or in connection with this Agreement or any other Finance Documents which it considers to be of material importance to the Banks.

21.8	Transfer of moneys to Agent

The Security Trustee shall, except as expressly stated to the contrary in this Agreement or any other Finance Document, transfer any moneys forming part of the Trust Property to the Agent for application in accordance with the relevant provisions of this Agreement and the other Finance Documents, subject to the Security Trustee’s right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Security Trustee, become) due and payable to it, or to any receiver or agent appointed by it, under the Finance Documents.

21.9	Security Trustee’s retention of fees and expenses

The Security Trustee may retain for its own use and benefit (and shall not be liable to account to any Bank for all or any part of) any sums received by it by way of fees (and not payable to any Bank) or by way of reimbursement of expenses incurred by it.

21.10	Release of security

At the end of the Security Period the Security Trustee shall release without any recourse, warranty or covenants for title whatsoever, all security granted to it pursuant to the Finance Documents then held by it, whereupon the Security Trustee shall be discharged from all liabilities and obligations under this Agreement and the other Finance Documents.

21.11	Perpetuity period

The perpetuity period applicable to the trusts created by this Clause ý21 is 80 years from the date of this Agreement.

22.	RETIREMENT OF A SERVICE BANK

22.1	Resignation of Service Bank

A Service Bank may at any time resign its appointment under this Agreement by giving the Obligors and the other Banks not less than 30 days prior written notice to that effect.

22.2	Appointment of successor by Majority Banks

After the giving by a Service Bank of a notice of termination the Majority Banks may in writing appoint a successor.

22.3	Appointment by retiring Service Bank

If no such successor is appointed within the period specified in Clause ý22.1, the relevant Service Bank may appoint as its successor any reputable bank or financial institution with an office in London.

22.4	Consequence of change of Service Bank

Upon the acceptance by a successor to a Service Bank of its appointment, which acceptance shall be in such form as the Majority Banks shall approve:

22.4.1	that successor shall become bound by all the obligations of that Service Bank and become entitled to all the rights, privileges, powers, authorities and discretions of that Service Bank under this Agreement and the other Finance Documents;

22.4.2	the obligations of that Service Bank under this Agreement and the other Finance Documents shall terminate but without prejudice to any liabilities which that Service Bank may have incurred prior to that termination;

22.4.3	that Service Bank shall be discharged from any further liability or obligations under this Agreement and the other Finance Documents; and

22.4.4	the provisions of this Agreement and the other Finance Documents shall continue in effect for the benefit of that Service Bank in respect of any action taken or omitted to be taken by it or any event occurring before the termination of its obligations pursuant to this Clause ý22.

23.	LIMITS OF THE SERVICE BANKS’ OBLIGATIONS

23.1	No duty to enquire

Neither Service Bank shall be obliged to ascertain or enquire:

23.1.1	either initially or on a continuing basis, as to the credit or financial condition or affairs of the Account Party, any other Obligor or any other person;

23.1.2	as to the performance or observance by the Account Party or any other Obligor of any of the terms and conditions of this Agreement or any of the other Finance Documents or any other agreement; or

23.1.3	whether any Event of Default or Potential Event of Default has occurred, and until it shall have actual knowledge or express notice to the contrary, the Agent shall be entitled to assume that no Event of Default or Potential Event of Default has occurred.

23.2	Responsibilities excluded

Neither Service Bank and none of their respective officers, employees or agents shall be responsible to any other Bank for:

23.2.1	any failure or delay in performance, or breach by the Account Party of their obligations under this Agreement or any of the other Finance Documents or any other agreement or any failure or delay in performance, or breach by any of the other Obligors, of their respective obligations under any of the Finance Documents or any other agreement; or

23.2.2	any recitals, statements, representations or warranties in, or for the legality, validity, effectiveness, enforceability, admissibility in evidence or sufficiency of, this Agreement or any of the other Finance Documents or any other agreement; or

23.2.3	the legality, validity, effectiveness or enforceability of any of the security created, or purported to be created, pursuant to any of the Finance Documents.

23.3	Limitation of liability

23.3.1	Neither Service Bank and none of their respective officers, employees or agents shall be liable for any loss, damage or expense suffered or incurred by the Account Party or any Bank or any other person in consequence of any action taken or omitted to be taken by it under this Agreement or any of the other Finance Documents or in connection herewith or therewith unless caused by its fraud, misconduct or negligence.

23.3.2	Without prejudice to the provisions of Clause ý23.3.1, none of the other parties to this Agreement shall take any proceedings against any officer, employee or agent of a Service Bank in respect of any claim which it may have against that Service Bank or in respect of any act or omission (including, without limitation, misconduct or negligence) by that officer, employee or agent in relation to this Agreement or any of the other Finance Documents.

23.4	Banks’ representations and undertakings

Each Bank:

23.4.1	severally represents and warrants to the Service Banks that it has made its own independent investigation of the financial condition and affairs of the Account Party and the other Obligors in connection with the entry by that Bank into this Agreement and in that respect has not relied on any information provided to it by either Service Bank; and

23.4.2	undertakes that it will continue to make its own independent appraisal of the creditworthiness of the Account Party and the other Obligors and will not rely on any information provided to it by either Service Bank.

23.5	Indemnification by Banks of Service Banks

The Banks agree (which agreement shall survive payment of all sums due under this Agreement) to indemnify each Service Bank (to the extent not reimbursed by the Account Party) rateably according to their respective Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against that Service Bank:

23.5.1	in performing its functions or duties under this Agreement or any of the other Finance Documents; or

23.5.2	in connection with any action taken or omitted to be taken by that Service Bank in enforcing or preserving or attempting to enforce or preserve the rights of the Banks under this Agreement or any of the other Finance Documents or any other documents or security.

23.6	Service Banks’ rights

Each Service Bank may:

23.6.1	engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to that Service Bank seem necessary or desirable and that Service Bank shall be entitled to rely on the advice and opinions of such lawyers, accountants and other experts and shall not be liable to any of the other parties hereto for any of the consequences of any such reliance;

23.6.2	perform all or any of its functions and duties hereunder or under the Finance Documents through employees or agents or any office or branch of that Service Bank from time to time selected by it and notified to the other parties hereto;

23.6.3	rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the other parties hereto for any of the consequences of such reliance; and

23.6.4	without liability to account, make loans to, accept deposits from and generally engage in any kind of banking or trust business with the Account Party or the other Obligors as though that Service Bank was not a Service Bank.

23.7	Service Banks as Banks

If it is also a Bank, each Service Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not a Service Bank.

24.	SHARING OF PAYMENTS

24.1	Relevant circumstances

This Clause ý24 applies if any Bank (the “Sharing Bank”) at any time receives or recovers (whether by way of voluntary or involuntary payment, by virtue of the exercise of its legal rights, including, but not limited to, the right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due to it from the Account Party under this Agreement or any of the other Finance Documents otherwise than by distribution from the Agent in accordance with the terms of this Agreement.

24.2	Payment by Sharing Bank to Agent

Subject to Clauses ý24.3 and ý24.4:

24.2.1	the Sharing Bank shall forthwith pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered;

24.2.2	as between the Account Party and the Sharing Bank, the Account Party shall remain or again become indebted to such Sharing Bank under this Agreement in the amount so paid as if it had not been received or recovered as aforesaid; and

24.2.3	the Agent shall treat the amount so paid as if it were a payment by the Account Party on account of amounts due from the Account Party under this Agreement or any of the other Finance Documents for distribution to the Sharing Bank and such of the other Banks in the proportions in which the Sharing Bank and the other Banks would have been entitled to receive such amount had it been paid by the Account Party to the Agent hereunder or under such Finance Documents.

24.3	Refund by Agent

Any payment and adjustment made pursuant to Clause ý24.2 shall be subject to the condition that, if the amount (or any part thereof) so paid by the Sharing Bank to the Agent subsequently falls to be repaid by the Sharing Bank to the Account Party or any other person, then each of the Banks which has received any part thereof from the Agent shall repay the amount received by it to the Sharing Bank, together with such amount (if any) as is necessary to reimburse the Sharing Bank the appropriate portion of any interest it has been obliged to pay when repaying such amount as aforesaid, and the relevant adjustments pursuant to Clause ý24.2 shall be cancelled.

24.4	No sharing required

A Sharing Bank which has commenced or joined in an action or proceeding in any court to recover sums due to it under this Agreement or any of the other Finance Documents, and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, shall not be required to share any proportion of that amount with a Bank which has the legal right to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights under this Agreement or any of the other Finance Documents in the same or another court.

24.5	Matters notifiable

Each Bank shall promptly give notice to the Agent of:

24.5.1	the institution by that Bank of a legal action or proceedings against the Account Party under this Agreement or under any of the other Finance Documents or in connection therewith as soon as practicable thereafter (and, in any event, within 5 Banking Days); and

24.5.2	the receipt or recovery by that Bank of any amount due and payable by the Account Party under this Agreement or under any of the other Finance Documents which is received or recovered otherwise than through the Agent.

Upon receipt of any such notice the Agent will as soon as practicable thereafter notify the other Banks.

25.	ASSIGNMENTS AND TRANSFERS

25.1	Successors and assigns

This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

25.2	No assignment by Account Party

The Account Party may not assign or transfer all or any of its rights, benefits or obligations under this Agreement or under any of the other Finance Documents without the prior written consent of the Agent with the Majority Banks’ authority.

25.3	Transfer by Banks

Any Bank (the “Transferor Bank”) may, with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Account Party transfer all or any of its rights and/or obligations in its capacity as a Bank under this Agreement and under the other Finance Documents to another bank or financial institution (the “Transferee Bank”). That transfer shall be effected by the delivery by the Transferor Bank to the Agent of a Transfer Certificate executed by the Transferor Bank and the Transferee Bank. Any such transfer shall not be effective unless it is effected by a Transfer Certificate.

25.4	Signature of Transfer Certificate

The Agent shall as soon as practicable but not later than the 5th Banking Day after receipt by it of a Transfer Certificate:

25.4.1	sign the Transfer Certificate on behalf of the Obligors, itself and each of the other Banks; and

25.4.2	give notice to the Obligors and the Banks of receipt, and attaching a copy, duly signed by it, of that Transfer Certificate.

25.5	Authorisation of Agent to sign Transfer Certificate

The Account Party, each Bank and the Security Trustee irrevocably authorise the Agent to sign any Transfer Certificate on its behalf.

25.6	Effective date of Transfer Certificate
A Transfer Certificate shall be effective on the later of:
	25.6.1	the date specified in that Transfer Certificate; and

25.6.2	the date of receipt by the Obligors and the Banks of the notice given by the Agent pursuant to Clause ý25.4.2.

25.7	Effect of Transfer Certificate

A Transfer Certificate shall have effect in accordance with the following:

25.7.1	to the extent that in that Transfer Certificate the Transferor Bank seeks to transfer its rights and/or its obligations under this Agreement and the other Finance Documents, each Obligor and the Transferor Bank shall each be released from further obligations to the other under this Agreement and the other Finance Documents and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause ý25.7 as “discharged rights and obligations”);

25.7.2	each Obligor, the Transferee Bank and the other Banks shall each assume obligations towards each other and/or acquire rights against each other which differ from the discharged rights and obligations only insofar as the Transferee Bank has assumed and/or acquired the same in place of the Transferor Bank;

25.7.3	the Transferee Bank and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Transferee Bank been an original party to this Agreement as a Bank with the rights and/or obligations acquired or assumed by it as a result of that transfer; and

25.7.4	nothing in that Transfer Certificate shall operate to release the Transferor Bank from any obligation of confidentiality to any Obligor under or in connection with this Agreement or from any claim that any Obligor may have against it in tort.

25.8	Transfer fee

The Transferee Bank shall pay to the Agent for its own account a transfer fee of £2,000 on the date on which the transfer effected by the relevant Transfer Certificate becomes effective.

25.9	Sub participation by Banks

Any Bank may at any time, sub-participate all or any of its rights and/or obligations under this Agreement and the other Finance Documents.

25.10	Disclosure of information

Any Bank may disclose in confidence (on the basis that such Bank may disclose the information to any potential Transferee Bank, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Finance Documents, provided that at the time of such disclosure the Agent informs the Banks that the information was provided on a confidential basis and the Banks treat and hold such information for all purposes as confidential) to any potential Transferee Bank, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Finance Documents, such information about the Account Party and the other Obligors and their respective businesses, assets or financial condition as that Bank shall consider appropriate.

25.11	Change of lending office

Any Bank may at any time and from time to time change its lending office by giving notice to the Agent and that change shall be effective on the later of:

25.11.1	the date specified in that notice; and

25.11.2	the date of receipt by the Agent of that notice from that Bank.

The Agent shall promptly notify the Obligors and the other Banks of any notice received by it pursuant to this Clause ý25.11.

25.12	Delegation

Any Bank may at any time and from to time to time delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Finance Documents to any person provided that the delegating Bank informs the delegate that all information provided by the delegating Bank to the delegate in connection with such delegation was provided to the delegating Bank on a confidential basis and the delegate treats and holds such information for all purposes as confidential).

25.13	Further assurance

The Account Party undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and delivery of all such instruments and documents as the Agent may reasonably require for the purpose of perfecting any such permitted assignment, transfer, sub-participation, change or delegation as aforesaid.

25.14	Register

The Agent shall keep a register of all the Banks for the time being with details of their respective Commitments and lending offices and shall provide any other party to this Agreement (at that party’s expense) with a copy of the register on request.

26.	SET-OFF

26.1	Set-off

The Account Party authorises each Bank without prejudice to any of that Bank’s rights at law in equity or otherwise, at any time and without notice to the Account Party:

26.1.1	to combine and/or consolidate all or any accounts (whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency) of the Account Party with any branch of that Bank;

26.1.2	to apply any credit balance (whether or not then due) on any such account or accounts of the Account Party in or towards satisfaction of any sum due and payable by the Account Party but not paid to that Bank under this Agreement and/or any of the Finance Documents; and

26.1.3	to do in the name of the Account Party and/or that Bank all such acts and execute all such documents as may be necessary or expedient to effect such application.

26.2	Purchase of other currencies

For all or any of the above purposes, each Bank is authorised to purchase with the moneys standing to the credit of such account or accounts any such other currency or currencies as may be necessary to effect such application. A Bank shall not be obliged to exercise any right given to it by this Clause ý26.

27.	MISCELLANEOUS

27.1	Time of essence

Time is of the essence as regards every obligation of the Account Party under this Agreement and the other Finance Documents, but no delay or omission by any Bank to exercise any right, power or remedy vested in it under this Agreement or any other of the Finance Documents or by law shall impair such right, power or remedy, or be construed as a waiver of, or as an acquiescence in, any default by the Account Party.

27.2	No waiver

If any Bank on any occasion agrees to waive any such right, power or remedy, such waiver shall not in any way preclude or impair any further exercise thereof or the exercise of any other right, power or remedy.

27.3	Waivers to be in writing

Any waiver by any Bank of any provision of this Agreement or any other of the Finance Documents, and any consent or approval given by any Bank, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given.

27.4	Amendments to be in writing

Neither this Agreement nor any of the other Finance Documents may be amended or varied orally but only by an instrument signed by the applicable Majority Banks or all the Banks (as may be applicable) or, as the case may be, the Agent and/or the Security Trustee on behalf of the applicable Majority Banks or all the Banks (as may be applicable), and each of the other parties thereto.

27.5	Remedies cumulative

The rights, powers and remedies of the Banks contained in this Agreement and the other Finance Documents are cumulative and not exclusive of each other nor of any other rights, powers or remedies conferred by law, and may be exercised from time to time and as often as the Banks may think fit.

27.6	Severability

If at any time one or more of the provisions of this Agreement or any other of the Finance Documents is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

27.7	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

27.8	Conclusiveness of Bank’s certificates

The certificate or determination of a Bank of a rate or amount under this Agreement and any other Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates and is binding on the Account Party.

27.9	Previous offers by the Banks superseded

This Agreement shall in all respects supersede the terms of any offer or commitment with respect to the Facility made by or on behalf of the Banks to the Account Party or its agents prior to the date of this Agreement (save for any provision relating to payment of the Banks’ fees and expenses).

28.	FURTHER ASSURANCE

The Account Party shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Agent may reasonably require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Agreement.

29.	NOTICES

29.1	Addresses

All notices (which expression includes any demand, request, consent or other communication) to be given by one party to the others under this Agreement and the other Finance Documents shall be in writing and (unless delivered personally) shall be given by telefax or first class pre paid post (airmail if sent internationally) and be addressed:

29.1.1	in the case of the Agent, as follows:
London Wall London EC2M 5TQ
Telefax No: + 44 207 767 7507 Attn: Nick Marchant / Paul Meade
29.1.2	in the case of the Issuing Bank:
London Wall London EC2M 5TQ
Telefax No: + 44 207 767 7531 Attn: Nigel Burman / John Crosland
29.1.3	in the case of the Security Trustee, as follows:
London Wall London EC2M 5TQ
Telefax No:+ 44 207 767 7507 Attn: Nick Marchant / Paul Meade
29.1.4 29.1.5	in the case of a Bank at the address set out beneath its name in ýSchedule 1; and in the case of the Account Party, as follows:
Max House 2 Front Street Hamilton, Bermuda HM11
Telefax No:001 295 8899 Attn:Chief Financial Officer
with a copy to the Guarantor, as follows:
Max House 2 Front Street Hamilton, Bermuda HM11

	Telefax No: Attn:	001 295 8899 Chief Financial Officer
29.2	Changes of address

If any Bank or the Account Party wishes to change its or their address for communication, the one shall give to the others not less than 5 Banking Days’ notice in writing of the change desired.

29.3	Deemed receipt of notices

Notices addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or 5 days after posting (in the case of letters sent internationally by overnight courier service only), provided that notices to the Agent or the Security Trustee shall be effective only upon their actual receipt by the Agent or the Security Trustee (as appropriate). In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following working day in such country.

29.4	English language

All notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the other Finance Documents shall be in the English language or be accompanied by a certified English translation.

30.	APPLICABLE LAW AND JURISDICTION

30.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

30.2	Submission to jurisdiction

Each of the Account Party and the Guarantor hereby irrevocably agrees for the exclusive benefit of the Banks that the English courts shall have jurisdiction in relation to any dispute (including any dispute in connection with any non-contractual obligations arising out of or in connection with this Agreement) and any suit, action or proceeding (referred to together in this Clause ý30 as “Proceedings”) which may arise out of or in connection with this Agreement and/or any of the other Finance Documents, and for such purposes irrevocably submits to the jurisdiction of such courts

30.3	Service of process

The Guarantor hereby irrevocably agrees:

30.3.1	that, for the purpose of Proceedings in England, any legal process may be served upon Sisec Limited of 21 Holborn Viaduct, London EC1A 2DY which is hereby authorised to accept service on behalf of the Guarantor, which shall be deemed to be good service on the Guarantor; and

30.3.2	that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Agent, and that failure by any such process agent to give notice thereof to it shall not impair the validity of such service or of a judgment or order based thereon.

30.4	Choice of forum

Nothing in this Clause ý30 shall affect the right of any Bank to serve process in any manner permitted by law or limit the right of any Bank to take Proceedings against the Account Party or the Guarantor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by any Bank in any other jurisdiction, whether concurrently or not.

Neither the Account Party nor the Guarantor shall commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Agreement and/or any of the other Finance Documents.

30.5	Forum convenience

Each of the Account Party and the Guarantor irrevocably waives any objection which it may now or hereafter have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause ý30.

30.6	Consent

Each of the Account Party and the Guarantor consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings, including without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

30.7	Waiver of immunity

To the extent that the Account Party or the Guarantor may be entitled in any jurisdiction to claim for itself or its property or assets immunity in respect of their respective obligations under this Agreement from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process, or to the extent that in any such jurisdiction there may be attributed to it or its property or assets such immunity (whether or not claimed), both the Account Party and the Guarantor irrevocably agree not to claim and irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

SCHEDULE 1

BANKS AND COMMITMENTS

Bank	Lending Office	Commitment
£
90,000,000
ING Bank N.V., London Branch	60 London Wall, London EC2M 5TQ
£90,000,000

INITIAL CORPORATE MEMBERS

Max Corporate Capital 2 Limited

Max Corporate Capital 3 Limited

Max Corporate Capital 4 Limited

Max Corporate Capital 5 Limited

Max Corporate Capital 6 Limited

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS AND EVIDENCE

The documents and evidence referred to in Clause ý10.1.3 are as follows:

1.	Certified copies of the memorandum and articles of incorporation or equivalent constitutional documents of each Obligor.

2.	A certificate of good standing for each Obligor (other than any Obligor whose jurisdiction of incorporation is the United Kingdom) or other evidence that each such Obligor is in good standing in its country of incorporation.

3.	A certificate of incumbency of each Obligor, signed by the secretary or a director of that Obligor stating its officers and directors.

4.	Certified copies of resolutions duly passed by the directors of each Obligor and, if appropriate and requested by the Agent, the shareholders of each Obligor (other than the Guarantor) at separate meetings evidencing approval of the transactions contemplated by this Agreement and the other Finance Documents and authorising the execution of the same.

5.	The original or a certified copy of any power of attorney issued by each Obligor in favour of any person or persons executing this Agreement and the other Finance Documents.

6.	Certified copies of all licences, authorisations, approvals and consents required in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents.

7.	A certificate of an authorised signatory of the Account Party confirming that utilising the Total Commitments in full would not breach any limit binding on the Account Party.

8.	A certified copy of the 2007 Max Corporate 2 QSA.

9.	Certified copies of the audited consolidated financial statements for the financial year ending on 31 December 2007 for Max Capital and such financial information as to each other Obligor as the Agent shall reasonably request.

10.	The Finance Documents referred to in Clause ý11.2 and all documents, instruments, notices and acknowledgements thereto required under those Finance Documents duly executed by the relevant Obligors.

11.	Evidence that the Deposit Account has been duly opened by the Account Party and that all board resolutions, mandates, signature cards and other documents or evidence required in connection with the opening, maintenance and operation of that account have been duly delivered to the Agent.

12.	Such certificates and documents as each Bank may require to comply with the money laundering prevention procedures then applicable to it.

13.	Evidence that the agent of the Guarantors has accepted its appointment for service of process in England.

14.	Favourable opinions from the Agent’s legal advisers with respect to each Obligor, and the overall transaction contemplated by this Agreement, in such terms as the Agent may require.

15.	The Investment Collateral has been deposited in the Collateral Account with the Custodian to the extent (if any) required under this Agreement.

16.	Evidence as to the arrangements and timetable regarding Completion as the Agent shall reasonably request.

17.	A copy of each Lloyd’s Security and Trust Deed, duly executed by the Account Party or a Corporate Member.

18.	Evidence that all fees and expenses then due and payable from the Account Party under this Agreement have been or will be paid by the first Issuance Date.

SCHEDULE 3

FORM OF TRANSFER CERTIFICATE
TRANSFER CERTIFICATE

Banks are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions.

To:	[?] as agent on its own behalf and for and on behalf of the Account Party and Banks defined in the Agreement referred to below:
Attention:	[?]

1.	This Transfer Certificate relates to a facility agreement (the “Facility Agreement”) dated [?] 2008 and made between (1) Max UK Holdings Ltd. as Account Party (the “Account Party”) and Applicant, (2) Max Capital Group Ltd. as Guarantor, (3) the banks and financial institutions defined therein as banks (the “Banks”), (4) ING Bank NV, London Branch as Agent, (5) ING Bank NV, London Branch as Issuing Bank and (6) ING Bank NV, London Branch as Security Trustee (as the same may from time to time be amended or varied).

2.	Terms defined in the Facility Agreement shall, unless otherwise defined herein, have the same meanings when used in this Transfer Certificate.

3.	In this Certificate:

"Relevant Party” means each Obligor and each Bank;

"Transferor Bank” means [full name] of [lending office]; and

"Transferee Bank” means [full name] of [lending office].

4.	The Transferor Bank as beneficial owner hereby transfers to the Transferee Bank absolutely in accordance with Clause [?]. of the Facility Agreement all its rights and benefit (present, future or contingent) under the Facility Agreement and the other Finance Documents to the extent of [?] per cent. ([?]%) of the Transferor Bank’s Contribution outstanding, details of which are set out below:

Transferor Bank's Contribution	Amount to be Transferred

5.	By virtue of this Transfer Certificate and Clause [?]. of the Facility Agreement the Transferor Bank is discharged [entirely from its Commitment][from [?] per cent. of its Commitment].

6.	The Transferee Bank hereby requests the Agent and the Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause [?] of the Facility Agreement so as to take effect in accordance with the terms thereof on [?].

7.	The Transferee Bank:

7.1	confirms that it has received copies of the Facility Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

7.2	confirms that it has not relied and will not hereafter rely on the Transferor Bank, any other Bank, the Agent or the Security Trustee to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facility Agreement, any of the other Finance Documents or any such other documents or information;

7.3	agrees that it has not relied and will not rely on the Transferor Bank, any other Bank, the Agent or the Security Trustee to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Account Party or any other party to the Facility Agreement or any of the other Finance Documents (save as otherwise expressly provided therein);

7.4	warrants to the Transferee Bank and each Relevant Party that it has power and authority to become a party to the Facility Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Facility Agreement and the other Finance Documents;

7.5	if not already a Bank, appoints the Agent to act as its agent as provided in the Facility Agreement and the other Finance Documents and agrees to be bound by the terms thereof; and

7.6	confirms the accuracy of the administrative details set out in the Schedule to this Transfer Certificate.

8.	The Transferor Bank:

8.1	warrants to the Transferee Bank and each Relevant Party that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so; and

8.2	undertakes with the Transferee Bank that it will, at its own expense, execute any documents which the Transferee Bank reasonably requests for perfecting in any relevant jurisdiction the Transferee Bank’s title under this Transfer Certificate or for a similar purpose.

9.	The Transferee Bank hereby undertakes with the Transferor Bank and each Relevant Party that it will perform all those obligations which by the terms of the Facility Agreement will be assumed by it after this Transfer Certificate takes effect.

10.	None of the Transferor Bank, any other Bank, the Agent or the Security Trustee:

10.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any of the other Finance Documents or any other document relating thereto;

10.2	assumes any responsibility for the financial condition of the Account Party or any other party to the Facility Agreement or any of the other Finance Documents or any other document relating thereto or for the performance and observance thereof by the Account Party or any such other party (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

11.	The Transferor Bank and the Transferee Bank undertake that they will on demand fully indemnify the Agent and the Security Trustee in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent’s or Security Trustee’s gross negligence or wilful misconduct, as the case may be.

12.	The agreements and undertaking of the Transferee Bank in this Transfer Certificate are given to and for the benefit of and made with each of the Relevant Parties.

13.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor Bank
By: Dated:	[?] [?]

Transferee Bank
By: Dated:	[?] [?]

Agent (for and on behalf of itself and for every other Relevant Party)

By: [?] Dated: [?]
Note:
The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor Bank’s interest in the security constituted by the Finance Documents in the Transferor Bank’s or
Transferee Bank’s jurisdiction. It is the responsibility of each individual Bank to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor Bank’s interest in such security in any such jurisdiction, and, if so, to seek appropriate advice and arrange for execution of the same.

SCHEDULE 4

FORM OF APPLICATION

To: From: Date:	ING Bank N.V., London Branch as Issuing Bank [?] [?]

£90,000,000 Credit Agreement dated [?], 2008 (the Agreement)

1.	We refer to the Agreement. This is an Application. This Application is irrevocable.

2.	We wish to arrange for a Letter of Credit to be issued under the Facility on the following terms:

3.	Issuance Date: Amount/currency: Beneficiary: Term: Our delivery instructions are:	[?] [?] The Society and Council of Lloyd’s [?] [?]

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Application is so satisfied.

5.	We attach a copy of the proposed Letter of Credit.

By:	_____________________________________
[MAX UK HOLDINGS LTD.]

SCHEDULE 5

INVESTMENT COLLATERAL

	Advance Rate

	Matching Currency	Non-Matching Currency

Cash:	100%	90%

US Dollar and/or Sterling Time Deposits, CDs and Money Market Deposits:

Time deposits, certificates of deposit and money market deposits of any OECD incorporated bank with a rating of at least (i) AA- from S&P and (ii) Aa3 Moody’s and maturing within two years from the date of determination.	100%	90%

US and/or UK Government Securities:

Securities issued or directly and fully guaranteed
or insured by the United States Government or any
agency or instrumentality thereof (provided that
the full faith and credit of the United States is
pledged in support thereof), or UK Gilts, with
maturities of:

less than five years from the date of determination	98%	88%
more than five years from the date of determination	95%	85%

US Dollar and/or Sterling Investment Grade Non-Convertible Corporate Bonds:

Non-convertible corporate bonds which are publicly traded on a nationally recognised exchange, eligible to be settled by the Depository Trust Company and rated at least A from S&P and A2 from Moody’s (subject to these bonds not exceeding 15% of the total collateral pool)	85%	75%

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	ING Bank N.V., London Branch as Agent
From: Date : Reference Date:	[?] (the “Company”) [?]	[?]

Dear Sirs

Credit Agreement dated (as amended and restated) [?] 2010 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate (the “Certificate”).

2.	Terms defined in the Agreement have the same meanings in this Certificate.

3.	The currently issued Letters of Credit as at the date of this Certificate and the position as at the Reference Date with respect to the financial covenants in Clauses ý14.1.4 and ý14.1.5 are as set out in Schedule A attached.

4.	The position as at the Reference Date with respect to the financial covenant in Clause ý14.1.2 is as set out in Schedule B Part I and the position as at the Reference Date with respect to the financial position in Clause ý14.1.3 is as set out in Schedule B Part II attached.

5.	As at the date of this Certificate, the Company is in compliance with its obligations under the Finance Documents and no Event of Default has occurred or, if any has occurred, none is continuing.

6.	The Managing Agent has not made any change in its standards for managing underwriting risk which is likely to have a material adverse effect on the ability of the Account Party to perform any of its obligations under the Agreement or the Finance Documents.

7.	The Managing Agent has adhered in all material respects to Lloyd’s requirements with regard to the investment of syndicate funds.

By:

[Chief Financial Officer / Chief Executive Officer]

[Company]

Schedule A

[Company]

1.	Issued Letters of Credit as at [?]

Letter of Credit No. [?] Letter of Credit No. [?] Letter of Credit No. [?] Letter of Credit No. [?] Total:	£[?] £[?] £[?] £[?] £[?]

2.	Cash Collateral as at [?]

Total: £[?]

3.	Investment Collateral as at [?]

4.	Total: Clause ý14.1.4 Tangible Net Worth	£[?] =	[insert quota share percentage in the relevant quota	share agreement] x [unsecured portion Letters of	Credit]

5.	Calculation of the letters of Credit Coverage (Clause ý14.1.5):

Unencumbered Assets of Max UK: Unsecured portions of issued Letters of Credit: Ratio:	£[?] £[?] [?]%

Schedule B
Part I

[Company]

Calculations of the financial covenant in Clause ý14.1.2 as at [?]

1.	US GAAP Net Worth of Max Bermuda:

Minimum Net Worth[1] 50% of Consolidated Net Income	$[?] $[?]

50% of the aggregate increases in shareholder’s equity $[?]

US GAAP Net Worth of Max Bermuda $[?]

1 The Minimum Net Worth shall at no tine be less than $1,078,442,000 and shall be calculated in accordance with Clause 14.1.2 to be the greater of the required Minimum Net Worth as of the first day of the previous Fiscal Year and 65% of the US GAAP Net Worth of Max Bermuda.

Part II

[Company]

Calculations of the financial covenants in Clauses ý14.1.3 at [?]

1.	Calculation of Leverage Ratio as at [?] based on:

Total Debt: $[?]

Total Capitalisation Ratio: Ratio:	$[?] [?]%

SCHEDULE 7

FORM OF BORROWING BASE CERTIFICATE
[LETTERHEAD OF THE ACCOUNT PARTY]

To be provided to the addressee by no later than the 10 day of each month in respect of the Investment Collateral of the Company as of the last day of the immediately preceding month.

To: ING Bank N.V., London Branch

This Borrowing Base Certificate (the “Certificate") is delivered pursuant to the reporting requirements of Clause ý14 (Financial and other information) of the Letter of Credit Facility Agreement dated [?] 2008 (as amended) between, among others, the Company and ING Bank N.V., London Branch as the facility agent (the “Letter of Credit Facility Agreement"). Terms used in this Certificate shall have the meaning provided in the Letter of Credit Facility Agreement unless otherwise defined herein.

The Company represents and warrants that the following calculations determine its Investment Collateral in accordance with the relevant definitions as set forth in the Letter of Credit Facility Agreement and hereby certifies as follows:

1.	The Borrowing Base as of [insert date] comprises the following:

Investment Collateral held	Rating of Investment	Amount/ Market Value
in the Collateral Account	Collateral (where
applicable

2.	The aggregate amount of Investment Collateral held in the Collateral Account of the Company on that date is [?].

2.1	[Financial Information relating to Financial Covenants.]

The Company hereby further represents and warrants that the Collateral Account of the Company with the Custodian is being maintained in compliance with the provisions of, and subject to the first priority perfected Security Interests in favour of the Agent required by, the Finance Documents and that as of [insert date], [the amount of collateral cover provided in relation to the Letters of Credit issued and outstanding under the Facility was equal to or in excess of the amount required to be provided under the Agreement].

This Certificate is executed on [?] by a duly Authorised Officer of the Company.

Date:		[?]
	By:	Name:
Title: [Authorised Officer]
	By:	Name:
Title: [Authorised Officer]

SCHEDULE 8

ACCESSION LETTER

To:	ING Bank N.V., London Branch
	From:	[?]
	Dated:	[?]

Dear Sirs

Facility Agreement dated [?] September 2008 (the “Agreement”)

We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning.

[Subsidiary] agrees to become an additional Account Party and to be bound by the terms of the Agreement as an additional Account Party pursuant to Clause ý3.9 (Additional Account Party) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

[Subsidiary’s] administrative details are as follows:
Address:	[?]
Fax No:		[?]
Attention:	[?]

This Accession Letter is governed by English law. This Accession Letter is entered into by deed.

SIGNED for and on behalf of [?] by its duly appointed in the presence of:	) ) ) ) ) )